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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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STRYKER CORPORATION

(Name of Registrant as Specified In Its Charter)

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2825 Airview Boulevard
Kalamazoo, MI 49002

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS OF STRYKER CORPORATION

Date:  April 23, 2008

Time:  2:00 p.m., Eastern Time

Place:  Radisson Plaza Hotel & Suites at The Kalamazoo Center, Kalamazoo, Michigan

Items of Business:

•	Elect eight directors;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008;

•	Consider and act upon approval of the 2008 Employee Stock Purchase Plan; and

•	Transact any other business that may properly come before the meeting and any adjournment or postponement.

We invite all shareholders to attend the meeting. At the meeting, you will hear a report on our business and have a chance to meet our directors and executive officers. Our 2007 Annual Report is enclosed.

Only shareholders of record on February 29, 2008 may vote at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, you may use the internet or call the toll-free telephone number as described on your proxy card, or complete, sign, date and return your proxy card.

Thomas R. Winkel
Secretary

March 14, 2008

Important Notice Regarding Availability of
Proxy Materials for the Shareholders Meeting
on April 23, 2008

The proxy statement, our 2007 Annual Report and a link to the means to vote by internet are available at www.stryker.com/investor/proxymaterials.

2825 Airview Boulevard
Kalamazoo, MI 49002

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 23, 2008

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of Stryker to be held on April 23, 2008 and at any adjournment of the meeting. The solicitation will begin on or about March 14, 2008.

What am I voting on?

You will be voting on three proposals at our annual meeting:

•	Election of eight directors;

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

•	Approval of the 2008 Employee Stock Purchase Plan.

What are the recommendations of the Board of Directors?

All shares represented by a properly executed proxy will be voted unless the proxy is revoked and, if a choice is specified, your shares will be voted in accordance with the specification. If no choice is specified, the proxy holders will vote your shares according to the recommendations of the Board of Directors, which are included in the discussion of each matter later in this Proxy Statement. In summary, the Board of Directors recommends that you vote:

•	FOR the election of the nominees for directors;

•	FOR ratification of the appointment of Ernst & Young LLP; and

•	FOR approval of the 2008 Employee Stock Purchase Plan.

In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the meeting.

Who is entitled to vote?

At the close of business on February 29, 2008, the record date for the meeting, 411,563,276 shares of our Common Stock were outstanding. For each proposal to be voted on, each shareholder is entitled to one vote for each share of Stryker Common Stock owned at that time.

How do I vote?

If you are a shareholder of record, you may vote by proxy in any of the following ways:

•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you should not return your proxy card.

•	By Mail — You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you should indicate your name and title or capacity.

If you vote via the internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on April 22, 2008.

You may also vote in person at the annual meeting or may be represented by another person at the meeting by executing a proxy designating that person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you instructions that you must follow in order to have your shares voted.

If you hold your shares in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

May I change my mind after submitting a proxy?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Secretary of the Company;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by internet or telephone; or

•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Without instruction from you, brokers, banks and other street name holders may not vote your shares on the proposal to approve the 2008 Employee Stock Purchase Plan. They will have discretionary authority to vote on the election of directors and ratification of the appointment of Ernst & Young LLP.

What is the required vote?

In the election of directors, the eight nominees receiving the highest number of votes will be elected. Ratification of the appointment of Ernst & Young LLP and approval of the 2008 Employee Stock Purchase Plan require the affirmative vote of a majority of the votes cast on the proposal at the meeting. Votes that are withheld with respect to the election of directors and broker non-votes and abstentions on the other matters are not counted as votes cast.

Will the annual meeting be webcast?

You may access our annual meeting via webcast or telephone. Information about the webcast, which will include both the audio and the video presentation from the meeting, is available in the Calendar of Events area of the Investor section of our website at www.stryker.com. The telephone number to listen to the meeting is 800.798.2801

(United States) or 617.614.6205 (International) and the passcode is 70030737. An archived copy of the webcast will continue to be available on our website until June 30, 2008.

How do I obtain directions to the annual meeting?

Directions are available at www.stryker.com/investor/proxymaterials.

Can I access these proxy materials on the internet?

The proxy statement, our 2007 Annual Report and a link to the means to vote by internet are available at www.stryker.com/investor/proxymaterials.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information as of December 31, 2007 with respect to beneficial ownership of Common Stock by the only persons known by us to be the beneficial owners of more than 5% of our Common Stock.

Name and Address	Number of Shares	Percentage of
of Beneficial Owner	Beneficially Owned (#)	Class (%)

Advisory Committee for the Stryker Trusts(1)	90,411,505	22.0
100 West Michigan Avenue
Kalamazoo, Michigan 49007
Capital World Investors(2)	27,192,000	6.6
333 South Hope Street
Los Angeles, California 90071

(1)	This information is based solely on information as of December 31, 2007 contained in a filing with the Securities and Exchange Commission (“SEC”) on February 11, 2008. Under the terms of the trust agreement establishing certain trusts for the benefit of members of the Stryker family, the Advisory Committee, consisting of Jon L. Stryker, Pat A. Stryker and Ronda E. Stryker, has full voting and disposition power with respect to 75,632,064 shares of Common Stock owned by the Stryker Trusts. Ronda E. Stryker is currently a director of the Company. A majority vote of the Advisory Committee is necessary with respect to matters regarding the shares of Common Stock held in the Stryker Trusts, including voting and disposition. Members of the Advisory Committee beneficially own in the aggregate an additional 14,779,441 shares of Common Stock in their individual or other capacities, including 80,940 shares that may be acquired by Ronda E. Stryker upon exercise of stock options.

(2)	This information is based solely on information as of December 31, 2007 contained in a filing with the SEC on February 11, 2008. According to the Schedule 13-G, Capital World Investors, a division of Capital Research and Management Company, an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, has sole power to make decisions with respect to the disposition of all of such shares and sole voting power with respect to 6,585,000 of them but has no economic interest in any of them. One or more of the accounts under the discretionary investment management of Capital World Investors has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all of such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of Stryker Common Stock as of January 31, 2008 by our current directors, all of whom are standing for reelection, the five executive officers identified as our NEOs in the “Compensation Discussion and Analysis” on page 7 and all our executive officers and directors as a group.

	Number of				Percentage of
	Shares	Right to			Outstanding
Name	Owned (#)(1)	Acquire (#)(2)	Total (#)(3)		Shares (%)

Dean H. Bergy	68,081	328,200	396,281			*
John W. Brown	19,428,512	728,140	20,156,652		4.89
Luciano Cattani	30,000	199,200	229,200			*
Howard E. Cox, Jr.	584,732	102,540	687,272			*
Donald M. Engelman, Ph.D.	42,284	102,540	144,824			*
Louise L. Francesconi	2,000	3,240	5,240			*
Jerome H. Grossman, M.D.	262,500	102,540	365,040			*
Stephen Si Johnson	503,731	659,200	1,162,931			*
James E. Kemler	81,195	363,400	444,595			*
Stephen P. MacMillan	112,700	500,000	612,700			*
William U. Parfet	216,000	102,540	318,540			*
Ronda E. Stryker	82,879,101	82,540	82,961,641	(4)	20.17
Executive officers and directors as a group (14 persons)	104,285,780	3,573,680	107,859,460		26.01

*	Less than 1%.

(1)	Excludes shares that may be acquired through stock option exercises but includes, in the case of Mr. MacMillan, 20,000 shares of restricted stock that vest on May 31, 2008. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred by Mr. MacMillan. Mr. MacMillan has the right to receive dividends on and to vote the restricted shares.

(2)	Includes shares that may be acquired within 60 days after January 31, 2008 upon exercise of options pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Except for the shared beneficial ownership of shares of Common Stock attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts and 113,336 shares held by Mr. Johnson’s wife as trustee, such persons hold sole voting and disposition power with respect to the shares shown in this column. This total does not include 1,433,742 shares of Common Stock owned by our 401(k) Savings and Retirement Plans that are voted as directed by management, except in the case of certain non-routine matters, which includes the approval of the 2008 Employee Stock Purchase Plan but does not include either of the other proposals to be voted on at this year’s annual meeting. The number of shares held by our 401(k) Savings and Retirement Plans does not exceed 10,000 in the case of any executive officer.

(4)	Includes the shared beneficial ownership of shares of Common Stock held in the Stryker Trusts and attributed to Ms. Stryker as a member of the Advisory Committee. The Stryker Trusts hold 29,417,413 shares for the benefit of Ms. Stryker.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

We manage our business under the direction of our Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board has adopted Corporate Governance Guidelines that are available in the Corporate Governance area of the Investor section of our website at www.stryker.com. We will mail a copy to any shareholder upon request to the Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. During 2007, the Board held seven meetings, including two special meetings. There were also a total of 16 committee meetings during 2007. Each director attended more than 75% of the total meetings of the Board and the committees on which he or she served in 2007. We expect our directors to attend the annual meeting of shareholders unless they have a schedule conflict or other valid reason. All the Board members attended the 2007 annual meeting.

Independent Directors

Under the listing standards of the New York Stock Exchange (“NYSE”), a director is not independent unless the Board determines that he or she has no material relationship with Stryker, either directly or through any organization with which he or she is affiliated that has a relationship with Stryker. Based on a review of the responses of the directors to questions about employment history, affiliation and family and other relationships and on discussions with the directors, the Board has determined that John W. Brown, Howard E. Cox, Jr., Louise L. Francesconi, Jerome H. Grossman, M.D., William U. Parfet and Ronda E. Stryker are independent under the NYSE listing standards. As a member of management, Stephen P. MacMillan, President and Chief Executive Officer, is not independent under the NYSE listing standards. As a result of fees paid to Donald M. Engelman, Ph.D. as a consultant to the Company, he is not independent under the NYSE listing standards.

Board Committees

Our Board has three principal committees. The current membership, number of meetings held during 2007 and the function performed by each of these committees are described below. These committees act under written charters approved by the Board. These charters are available in the Corporate Governance area of the Investor section of our website at www.stryker.com and we will mail them to any shareholder upon request to the Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. The applicable committee and the Board review and reassess the charters annually.

None of the members of any of the committees is or ever has been an employee of the Company. The Board determined at its meeting in April 2007 that the members of each committee meet the independence standards for that committee within the meaning of the NYSE listing standards and applicable SEC regulations.

Audit Committee — Mr. Parfet (Chair), Mr. Cox, Ms. Francesconi and Dr. Grossman currently are members of the Audit Committee. The Audit Committee met five times during 2007. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. Further information regarding the role of the Audit Committee is contained in its charter that is available in the Corporate Governance area of the Investor section of our website at www.stryker.com. For further information, see “Audit Committee Report” on page 38. The Board has determined that Mr. Parfet is an “audit committee financial expert” for purposes of applicable SEC rules.

Compensation Committee — Mr. Cox (Chair), Mr. Parfet and Ms. Stryker currently are members of the Compensation Committee, which met five times during 2007. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive and stock-based compensation. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the President and Chief Executive Officer and other executive officers prior to the beginning of each year, evaluates their performance for the current year in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. The Committee also administers and grants awards under the Company’s stock option and other equity-based compensation plans. Except in the case of the President and Chief Executive Officer, management provides recommendations to the Committee concerning salary, bonus potential and equity-based awards for our executive officers. The President and Chief Executive Officer’s compensation is subject to final approval by the independent directors. For further information, see the Compensation Committee’s charter that is available in the Corporate Governance area of the Investor section of our website at www.stryker.com. Also, see “Compensation Discussion and Analysis” beginning on page 7.

Our Compensation Committee has the authority to retain and terminate a compensation consulting firm in order to assist the Committee in the evaluation of executive or non-employee director compensation. For 2007, the Committee retained the Hay Group, Inc. to assist the Committee by:

•	Providing information and education on executive compensation trends and developments and the implications for Stryker;

•	Reviewing and giving its opinion of management’s recommendations for executive compensation and equity plan design and practices; and

•	Participating in Compensation Committee meetings when requested by the Committee Chair.

The Compensation Committee considers Hay Group to be independent because it has inquired and found no existing conflicts of interest in the services or relationships of Hay Group with Stryker and Hay Group reports directly and solely to the Compensation Committee. Hay Group is not expressly prohibited from providing other services to the Company or management; however, no other services were performed by Hay Group for Stryker in 2007. We notify the Compensation Committee of any other potential services, including related fees, which Hay Group might be asked to perform. The Compensation Committee has established a requirement that the Committee Chair pre-approve any additional Hay Group services if the associated fees would exceed $10,000 in any year.

Governance and Nominating Committee — Ms. Francesconi (Chair), Mr. Parfet and Ms. Stryker currently serve on the Governance and Nominating Committee. The Governance and Nominating Committee, which met five times during 2007, makes recommendations to the Board regarding individuals for nomination as a director and committee assignments, oversees the evaluation of the Board and management and considers other matters relating to corporate governance. For further information, see the charter of the Governance and Nominating Committee that is available in the Corporate Governance area of the Investor section of our website at www.stryker.com.  When seeking to identify an individual to become a director to fill a new position or vacancy, the Committee will consult with incumbent directors, management and others. The Committee will consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would complement the other directors in terms of expertise, diversity of opinion and experience and a person’s availability to devote sufficient time to Board duties. Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, giving the candidate’s name, relationship, if any, to the shareholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Lead Director/Executive Sessions of Non-Management Directors

Pursuant to the recommendation of the Governance and Nominating Committee, Mr. Parfet has been designated the lead independent director, with responsibility for coordinating the activities of the other independent directors. Mr. Parfet chairs the executive session held in conjunction with each meeting of the Board to provide an opportunity for the non-management directors to discuss topics of concern without any member of management being present. At least once a year, an executive session of only the independent directors is held.

Contacting the Board of Directors

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Stryker Board of Directors at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. All such communications will be received directly by the Chair of the Governance and Nominating Committee and will not be screened or reviewed by any Stryker personnel.

Code of Conduct/Code of Ethics

We have adopted a Code of Conduct applicable generally to our employees, officers and directors in the performance of their duties and responsibilities and a Code of Ethics applicable to the President and Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct and Code of Ethics are posted in the Corporate Governance area of the Investor section of our website at www.stryker.com and we will mail them to any shareholder upon request to the Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002.

Certain Relationships and Related Party Transactions

Riccardo Montozzi, who is employed as the Business Unit Director of our MedSurg Group in Italy, is the son-in-law of Luciano Cattani, who was Vice President; Group President, International until December 31, 2007. Mr. Montozzi was hired by Stryker on December 3, 2001 and has held his current position since January 20, 2003. During 2007 Mr. Montozzi’s salary was $146,191, his bonus was $40,027, he was granted a stock option to purchase 2,000 shares and he received benefits on par with what we generally make available to our Italy-based employees in a similar role. Mr. Montozzi is employed in Italy and paid in Euros. The dollar amounts for Mr. Montozzi have been calculated using an exchange rate of 1.3701 Dollars per Euro, the average of the 2007 monthly average exchange rates.

Under our Related Party Transactions Policy, which is in writing and was adopted by the Board of Directors, the Audit Committee must approve or ratify transactions involving directors, executive officers or principal shareholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee at its regularly scheduled meeting in February of each year and at subsequent meetings of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed and a decision is required prior to the next regularly scheduled meeting of the Audit Committee, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Audit Committee at its next meeting. The Audit Committee approved Mr. Montozzi’s continued employment at its February 2008 meeting.

In January 2008, Amy MacMillan, an adjunct Assistant Professor and Instructor of Marketing at Western Michigan University and the wife of our President and Chief Executive Officer, became a director of a company that has provided dining and catering services to certain Stryker locations since January 2006. The cost to Stryker for these services was approximately $750,000 in 2007, which represented less than 2% of the annual revenues of that company. The company provided services on terms that we believe were competitive with the amounts that Stryker would have paid to other companies for such services. Mrs. MacMillan has no ownership interest in that company and receives no compensation other than a nominal director’s fee. While not required under our Related Party Transactions Policy or the SEC disclosure rules, Mr. MacMillan has disclosed Mrs. MacMillan’s directorship to our Audit Committee, which approved continued dealings with that company on competitive terms.

COMPENSATION DISCUSSION AND ANALYSIS

This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. Please read this section in conjunction with the detailed tables and narrative descriptions of our NEO compensation under “Executive Compensation” beginning on page 25 of this Proxy Statement.

Named Executive Officers

The names and titles of our named executive officers (“NEOs”) for 2007 are:

Name	Title

Stephen P. MacMillan	President and Chief Executive Officer
Dean H. Bergy	Vice President and Chief Financial Officer
Stephen Si Johnson	Vice President; Group President, MedSurg
James E. Kemler	Vice President; Group President, Biotech, Spine, Osteosynthesis and Development
Luciano Cattani	Vice President; Group President, International

Mr. Cattani is employed in Italy and paid in Euros. Dollar amounts in this Proxy Statement with respect to Mr. Cattani have been calculated using an exchange rate of 1.3701 Dollars per Euro, the average of the 2007 monthly average exchange rates.

Overview of Key Items from this Compensation Discussion and Analysis

The primary elements of compensation for our NEOs are salary, bonus and stock options. Our savings and retirement plans are typically defined contribution (e.g., 401(k)) plans that match a portion of employee contributions and have historically included an annual discretionary contribution of 7% of salary and bonus. Perquisites and personal benefits are limited. Our severance plans are discretionary in most instances.

An important part of our Executive Compensation Philosophy is the alignment of the compensation of our NEOs with the interests of our shareholders. In 2007, for four of the five NEOs, the variable, performance-based elements — bonus and stock option grants valued using the Black-Scholes method — represented 80% or more of the total of the primary compensation elements. These elements represented 63% of the primary compensation elements for the other NEO. Our NEO Bonus Plans are based on difficult performance goals that, if met, should be reflected in stock price increases over time. Stock options granted to the NEOs will have value only to the extent that the stock price increases above the option exercise prices. We believe that we have a significant retention hold on our NEOs since each would forfeit a substantial amount of stock option value if he were to leave Stryker.

At Stryker, we consistently set high goals and have a history of continuously achieving our goals. In 2007, seven of our eight key product groups recorded double-digit sales growth. The overall Company constant currency sales growth of 14% represented the seventh consecutive year that we achieved double-digit sales growth on a Company-wide basis. Our adjusted earnings growth in 2007 was 20%, as it has approximated for much of our history. Our shareholders have been rewarded by our success, as have our NEOs and other employees. Our compound annualized stock price growth rate for the ten-year period through 2007 was 23%. The annual dividend paid in 2007 doubled to 22 cents per share and the 2008 payment was increased by another 50% to 33 cents per share.

Our Compensation Committee believes that our compensation practices for our NEOs are appropriate in the context both of Stryker’s performance and the interests of our shareholders.

Compensation Objectives

We compete for executive talent in a highly competitive, global industry. We believe that our executive compensation program, which is a key component in our ability to attract and retain talented, qualified executives, should be designed to provide a meaningful level of total compensation that is aligned with organizational and individual performance.

The principal objectives of our executive compensation policies and practices are to:

•	Attract, retain and motivate talented executives who drive our Company’s success;

•	Structure compensation packages with a significant percentage of compensation earned as variable pay, based on performance;

•	Align incentives with measurable corporate, business unit and individual performance, both financial and non-financial;

•	Provide flexibility to adapt to changing business needs;

•	Align total compensation with shareholder value creation; and

•	Establish compensation program costs that are reasonable, affordable and appropriate.

Executive Compensation Philosophy

During 2007, we documented an Executive Compensation Philosophy to formalize the objectives of our compensation practices. The Philosophy specifies compensation elements, defines the purpose for each element and generally expresses the target positioning of compensation levels that we desire to achieve over time. We believe it is important to have a written philosophy to serve as an ongoing reference point for future executive compensation decisions. Because we have an objective of flexibility in our compensation programs and of the need to adapt to the changing business environment and individual considerations, we understand there will be variations from the Philosophy. We also recognize that changes to an individual NEO’s compensation elements, for example to meet desired market positioning indicated in the Philosophy, may be phased in over multiple years. We have considered our NEO compensation in light of our Philosophy starting with compensation decisions for 2008. The 2007 compensation decisions described in this Proxy Statement were made in late 2006 or early 2007, prior to the Compensation Committee’s approval of the Philosophy. We generally do not expect significant changes in future executive compensation as a direct result of implementing the Philosophy, although there may be other factors that result in such changes. See “President and Chief Executive Officer Compensation,” beginning on page 21, for a discussion of changes made in the 2008 compensation of our President and Chief Executive Officer.

The Executive Compensation Philosophy is summarized in the table on the following page. Each compensation element, along with an explanation of why we make decisions about the element, is described in detail under “Compensation Elements” commencing on page 11. We discuss our approach to defining a comparison market on the following page under “The Role of Benchmarking in our Executive Compensation Decisions.”

Compensation Elements, Purpose and Target Positioning to Market

Element	Purpose	Target Positioning to Market
Base Salary	• Attract and retain qualified talent	• Near market median (between 45th and 60th percentile)

Bonus Plan at Target	• Motivate participants to achieve and exceed goals • Provide a competitive target compensation opportunity • Focus participants on key annual metrics	• Near market median (between 45th and 60th percentile)

Long-term Incentives
•  Align participant interests with shareholders
•  Balance short-term with long-term focus of decisions
•  Attract talent by offering a meaningful reward opportunity
•  Retain key personnel by locking in participants via vesting and forfeiture provisions
•  Provide opportunity to build stock ownership
• Market 75th percentile but balance Company affordability

Savings and Retirement Plans
•  Assist participants with retirement funding
•  401(k) Plan — provide above-market contributory retirement benefit opportunity
•  Supplemental Plan — provide contributions for participants impacted by tax law limits on the 401(k) Plan
• Exceed general market practice

Health and Welfare Benefit Plans	• Provide employees and families appropriate levels of coverage and security that are affordable for Stryker	• Above-market benefit value

Perquisites	• Necessary to support the job	• Conservative to market

Underlying our Executive Compensation Philosophy is the desire to provide mechanisms that facilitate and encourage long-term ownership of Stryker stock. Our stock ownership guidelines, which require senior management to accumulate and retain significant stock ownership positions over time, reinforce this Philosophy. For more information, see “Executive and Non-Employee Director Stock Ownership Guidelines” on page 20.

The target market positioning referenced in the Philosophy identifies general market compensation levels to which we will target compensation in typical situations. In this respect, the Philosophy is a guideline against which the Compensation Committee evaluates individual NEO compensation decisions; however, the Compensation Committee may also take into account other factors such as performance, tenure and experience. As a result, there may be variances from the target positioning for certain compensation elements for some individuals. We had not previously used specific market data to measure our competitiveness to market, except for the President and Chief Executive Officer position.

The Role of Benchmarking in our Executive Compensation Decisions

We regularly review, revise and amend our compensation policies, practices and programs to determine if they are both appropriate and responsive to our business needs. We do not establish compensation levels by focusing exclusively on market comparison data and historically have not found it necessary to conduct extensive external market benchmarking of our executive compensation levels or practices. We conducted a market benchmarking study for the President and Chief Executive Officer position prior to establishing Mr. MacMillan’s 2007 compensation. That study is described in the section “President and Chief Executive Officer Compensation” on page 21. The Compensation Committee applies judgment and discretion when evaluating both the use (or exclusion) of market comparison data, as it does when determining any compensation amount or outcome.

In late 2007, management undertook a market compensation benchmarking study covering each of our NEOs in order to improve our understanding of the compensation practices of other medical technology companies as well as our overall positioning of compensation in that market generally. The market benchmarking study was not relevant to 2007 compensation decisions, as those decisions were made in early 2007, before the study was started. The comparison group for the 2007 study was substantially the same as the companies listed on page 21. The results of the benchmarking study were one of the factors considered when making our 2008 NEO compensation decisions.

To the extent benchmarking to a comparison market is a factor in our compensation decisions, we must necessarily make assumptions that we believe are reasonable and prudent. When examining compensation practices and making market benchmarking comparisons, it is a common practice to make informed estimates and apply judgment while using the best available, although limited, data on compensation practices and pay levels. The compensation comparison market for NEO benchmarking comparisons is generally structured to focus on companies from which we might seek to hire executives or to whom we may lose executives. We believe such companies are generally, but may not exclusively be, those that offer competing products to ours in the medical technology industry. When we use market data, we attempt to make the data more comparable by focusing on factors such as approximately similar revenue, market capitalization or employment size as well as companies whose business operations and complexity are similar to ours. The comparison companies may change from year to year as a result of changes in factors such as growth rates, acquisitions, divestitures, going public or becoming privately held and product changes. The comparison companies could also vary by individual position. For example, the market for a Group President of a business group may vary from the market for a Chief Financial Officer due to the differences in relevant background necessary for each role. Given the issues listed above and many other factors that inherently limit the overall precision of most market benchmarking processes, we choose to review and apply judgment to the comparison market data on a case-by-case and year-by-year basis. An example of such a judgment might be establishing reasonable ranges (e.g., plus or minus 15% of any determined market benchmark compensation level) when making comparisons of a compensation element to the benchmark data or drawing any conclusions about the specific competitiveness of that element. Our Philosophy indicates target positioning to market as a range of competitiveness (i.e., “near market median between the 45th and 60th percentile”) in order to accommodate factors such as those mentioned above.

Any market comparison analysis we conduct is a point of reference considered in conjunction with other analytical and reference factors when evaluating and determining executive compensation. The results of the businesses each NEO is responsible for are the most significant factor in determining NEO compensation adjustments. Other analytical and reference factors considered when determining 2007 compensation included changes in an individual’s compensation elements over recent years, performance against Bonus Plan goals, overall performance of each individual and stock ownership levels as compared to our ownership guidelines.

Compensation Elements

Each of the compensation elements and its purpose is described below.

Base Salary:  Base salary is provided to our NEOs to compensate them for the basic value of their job, their time and proficiency in the position and the relative value of their job to other positions in the Company. We review each NEO’s salary and performance annually and make decisions about adjustments and amounts. Factors that we may consider in determining the executive’s salary include comparisons among positions internally, performance, job experience or unique role responsibilities. Base salary increases for 2007 were reviewed with the Compensation Committee in November 2006 and then approved by the Compensation Committee, and the independent directors of the Board in the case of the President and Chief Executive Officer, in February 2007. The effective date of changes in NEO base salary varies due to differences in merit pay adjustment cycles among our businesses. Base salary rate increases from 2006 to 2007 are shown in the following table. The actual salary earned for those years is shown in the Salary column of the “Summary Compensation Table” on page 25.

	2007 Salary	2006 Salary	Percentage
Name	Rate ($)	Rate ($)	Increase (%)

Stephen P. MacMillan	950,000	900,000	5.6
Dean H. Bergy	400,000	355,000	12.7
Stephen Si Johnson	545,000	520,000	4.8
James E. Kemler	460,000	440,000	4.5
Luciano Cattani	882,344	852,202	3.5

Mr. MacMillan’s increase reflects a subjective determination made by the Compensation Committee and approved by the independent directors, based primarily on a comparison of compensation levels among chief executive officers in the medical technology comparison group (identified in the table on page 21), the level of Stryker performance in 2006, historical salary increases Mr. MacMillan has received and his time and proficiency in the job. The Compensation Committee reviewed and approved increases for the other NEOs after receiving recommendations from the President and Chief Executive Officer. We determined Mr. Bergy’s salary increase after consideration of his compensation level relative to our other NEOs and executives, past salary adjustments he has received and overall increases during recent years in the scope, responsibility level and complexity of the Chief Financial Officer position. Increases for each of the other NEOs reflect subjective evaluations and decisions based on the scope of his responsibilities, the size and level of performance in 2006 of the businesses for which he was responsible and his time and proficiency in the job.

Annual Bonus:  The individually structured short-term Bonus Plans are intended to motivate and reward the NEOs for achieving and exceeding specific annual performance goals. For Mr. MacMillan and Mr. Bergy, the focus of the goals was primarily on total Stryker performance. In the case of the other NEOs, the main focus was on performance of the businesses for which they were responsible, with specified qualitative measures being additional factors. The following table provides the target bonus, maximum potential bonus, actual bonus payment and actual payment as a percentage of target for each NEO in 2007:

		Maximum
		Bonus	Actual	Payment as
	Target	Opportunity	Bonus	Percentage of
Name	Bonus ($)	($)	Payment ($)	Target (%)

Stephen P. MacMillan	1,000,000	1,200,000	1,098,300	110
Dean H. Bergy	340,000	408,000	356,422	105
Stephen Si Johnson	510,000	612,000	527,723	103
James E. Kemler	370,000	444,000	389,721	105
Luciano Cattani	441,172	529,407	419,863	95

The actual bonus payments earned by the NEOs exceeded the target levels because each of the Bonus Plans included an opportunity to earn an overachievement award of an additional 20% of target bonus if the Company’s constant currency sales grew from the prior year by 15%, to $5.9 billion, and if the NEOs met the other overachievement factors. For Mr. MacMillan and Mr. Bergy, the overachievement factor required not only that the Company achieve the sales growth but also budgeted earnings per share and cash from operations goals. The overachievement factor for Group level NEOs required the same Company performance and that the individual NEO’s business group achieve 95% of its operating income goal. The Company achieved 14% constant currency sales growth, exceeding the target constant currency sales growth rate of 12.3%, and each of the NEOs met the other applicable overachievement bonus factors, so each earned a prorated (between target and maximum) overachievement bonus of 12.83% of target bonus in 2007.

The Compensation Committee determined Mr. MacMillan’s Bonus Plan target and goals and the independent directors approved them in February 2007. Mr. MacMillan’s actual payment was approved in February 2008 based on his accomplishments as measured under his individual Bonus Plan. The Compensation Committee reviewed and approved the bonus targets and payments for the other NEOs after receiving recommendations from the President and Chief Executive Officer at its meetings in February 2007 and 2008. The actual payments were based on the performance of the business groups for which each NEO was responsible as measured against the targets in his Bonus Plan.

For 2007, each NEO’s Bonus Plan, in addition to a target, required a threshold level of performance for each measure that had to be achieved before any bonus could begin to be earned for that measure. Bonus Plan payments could have been 0% or up to 20% above the target value, depending on performance results for the year. The target, threshold and maximum goals approved by the Compensation Committee were subject to modification during the year to reflect acquisitions or divestitures. The individual NEO Bonus Plans are summarized later in this section under “2007 Bonus Plans.” In addition, under the Executive Bonus Plan, the Compensation Committee had the ability to authorize a higher bonus amount than the individual NEO Bonus Plans but did not do so in 2007.

Why We Chose Particular Performance Metrics and Goals

Stryker uses sales, earnings and cash from operations as the primary measures in the Bonus Plans for the following reasons:

•	These are the key measures that are aligned with the objectives of our strategic plan;

•	These metrics focus our NEOs on growth and profitability, which are key to our long-term success;

•	The overachievement bonus is based on overall Company sales because of our desire to focus our NEOs on driving the Company to the higher sales levels that are critical to Stryker’s long-term profitability. The overachievement bonus goal is a common element of each NEO’s Bonus Plan in order to foster teamwork toward achieving this important Company-wide goal;

•	Company-level sales and earnings per share goals align with both our annual budget and the guidance we commit to shareholders for the year; and

•	We believe these are the primary measures our investors monitor in evaluating our performance and making investment decisions regarding Stryker stock.

We generally established our goals with a focus on growth over actual prior year outcomes, our budget or both. We build our budget with a goal of continuing to deliver for our shareholders — e.g., sustaining 20% or better adjusted earnings per share growth each year.

Historical Analysis of NEO Achievement of Bonus Plan Goals

The following information is useful to an understanding of the difficulty associated with achievement of the goals established for our NEOs in the 2007 Bonus Plans:

•	A comparison of Stryker’s sales and earnings growth rates since 2003 to those of other medical technology companies (identified in the table on page 21) showed that Stryker outperformed the majority of the comparison group in every year. This tells us that the goals we established were not low when compared to other medical technology companies.

•	On average, over the past five years, Mr. MacMillan and Mr. Bergy achieved the goals in their Bonus Plans as follows:

Corporate Level Goals	Average Goal Achievement (%)	Range of Goal Achievement (%)

Sales	102	99 to 105
Earnings	102	100 to 107
Cash from operations	121	102 to 163
Qualitative(1) — Mr. MacMillan past five years	70	50 to 88
Qualitative(1) — Mr. Bergy past three years	45	20 to 80

(1)	Qualitative, subjectively evaluated goals. Goal achievement indicates bonus payments earned as a percentage of payment opportunity.

•	For our group level businesses, the NEOs achieved their Bonus Plan goals on average as indicated below. We aggregated average calculations across the Bonus Plans of Mr. Johnson, Mr. Kemler and Mr. Cattani for their periods as NEOs — five years for Mr. Johnson and Mr. Kemler and three years for Mr. Cattani:

Group Level Goals	Average Goal Achievement (%)	Range of Goal Achievement (%)

Sales	99	97 to 105
Operating income	98	87 to 118
Cash from operations	118	92 to 160
Inventory management (days sales in inventory)	101	94 to 113
Qualitative(1)	67	0 to 92

(1)	Qualitative, subjectively evaluated goals. Goal achievement indicates bonus payments earned as a percentage of payment opportunity.

We believe the goals that are established and delivered on, both Company-wide and for our business Groups, are difficult to achieve. We consistently outperform our competitors on key growth measures. Additionally, during each of the past seven years we have delivered double-digit sales growth and 20% adjusted earnings growth on a Company-wide basis, which is something few other Fortune 500 companies have accomplished.

2007 Bonus Plans

The 2007 annual bonus objectives, weightings and goals for each NEO, other than the overachievement factor discussed on page 12, are shown in the tables that follow. The following information is relevant to an understanding of those tables:

•	Threshold is the performance required before any bonus begins accruing. Results at or below the threshold level result in a zero bonus payment for that performance measure. For example, for Mr. MacMillan and Mr. Bergy, if adjusted earnings per share in 2007 had been $2.37 per share — an 18.5% increase over 2006 — or less, no bonus would have been earned on that measure. Results for all quantitative measures are prorated between threshold and target. Meeting the target goal equals 100% of bonus for the particular measure.

•	The tables express the goals for quantitative performance measures as a percentage change from 2006 actual results in order to show the degree of improvement required, relative to prior year, to achieve Bonus Plan payment levels. For inventory management (days sales in inventory), a negative number represents an improvement in the performance measure.

•	For performance measures that are qualitative in nature, the determination of performance requires subjective evaluations rather than quantifiable calculations of achievement to goal. These subjective performance evaluations are made by our President and Chief Executive Officer in the case of the other NEOs and by the Compensation Committee in the case of the President and Chief Executive Officer, after consideration is given to how the individual or business area has improved. We consider the threshold payment for qualitative measures to be zero percent.

•	The financial measures used to establish Bonus Plan goals and performance results were adjusted to exclude the effect of currency fluctuations, the divestiture of Physiotherapy Associates in June 2007 and the impact on earnings per share of the charges to reflect an intangible asset impairment in 2007 and to write off purchased in-process research and development in conjunction with an acquisition in 2006. These adjustments are made in order to measure operating results and Bonus Plan performance on a consistent and comparable basis year to year.

•	Cash from operations is an internal performance measure that, at the corporate level, adjusts net cash provided by operating activities as reported in our Consolidated Financial Statements for the effect of purchases and sales of property, plant and equipment and the excess income tax benefit from the exercise of stock options.

•	All Bonus Plan measures, other than the overachievement factor on page 12, are capped at 100% of target payment opportunity.

Mr. MacMillan — President and Chief Executive Officer

	2007 Threshold			2007 Target
		Goal as			Goal as
		Percentage	Payment as		Percentage	Payment as
		Change	Percentage		Change	Percentage
		Over 2006	of Target		Over 2006	of Target
Measure	Goal	Actual	Bonus (%)	Goal	Actual	Bonus (%)

Earnings per share	$2.37	18.5%	0	$2.40	20.0%	40
Cash from operations	$749.9 mil.	10.9%	0	$800 mil.	18.3%	25
Sales	$5.662 bil.	10.0%	0	$5.779 bil.	12.3%	15
Workforce diversity	(1)	(1)	0	(1)	(1)	10
Other	(2)	(2)	0	(2)	(2)	10

			0%			100%

(1)	Based on a qualitative assessment of progress toward improving diversity throughout the Company’s workforce.

(2)	Qualitative assessments related to strengthening our Orthopaedic Implant business, transition planning related to our international businesses, defining the pathway for FDA approval of OP-1 ®, identifying new platforms for Company growth and the quality of quarterly business reviews with the Board of Directors.

Mr. Bergy — Vice President and Chief Financial Officer

	2007 Threshold			2007 Target
		Goal as			Goal as
		Percentage	Payment as		Percentage	Payment as
		Change	Percentage		Change	Percentage
		Over 2006	of Target		Over 2006	of Target
Measure	Goal	Actual	Bonus (%)	Goal	Actual	Bonus (%)

Earnings per share	$2.37	18.5%	0	$2.40	20.0%	45
Cash from operations	$749.9 mil.	10.9%	0	$800 mil.	18.3%	30
Sales	$5.662 bil.	10.0%	0	$5.779 bil.	12.3%	15
Cost savings	(1)	(1)	0	(1)	(1)	10

			0%			100%

(1)	Qualitative assessments related to identifying and implementing a cost savings initiative of significant impact to Stryker’s cost structure.

Mr. Johnson — Vice President; Group President, MedSurg

	2007 Threshold		2007 Target
	Goal as		Goal as
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage of
	Over 2006	of Target	Over 2006	Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating income	0.0%	0	24.4%	30
Cash from operations	0.0%	0	13.3%	15
Sales	0.0%	0	18.5%	15
Inventory management	4.7%	0	(5.5)%	10
Workforce diversity	(2)	0	(2)	10
Stryker earnings per share	18.5%	0	20.0%	20

		0%		100%

(1)	Goals are specific to the MedSurg Group businesses unless indicated as “Stryker,” which is a Company-wide goal.

(2)	Based on a qualitative assessment of progress toward improving diversity representation among the MedSurg Group workforce.

Mr. Kemler — Vice President; Group President, Biotech, Spine, Osteosynthesis and Development (“BSOD”)

	2007 Threshold		2007 Target
	Goal as		Goal as
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage of
	Over 2006	of Target	Over 2006	Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating loss(2)	12.1%	0	4.0%	30
Cash from operations(2)	37.3%	0	32.9%	15
Sales	0.0%	0	14.7%	10
Inventory management	21.4%	0	15.8%	10
Workforce diversity	(3)	0	(3)	5
Organization structure	(4)	0	(4)	10
Stryker earnings per share	18.5%	0	20.0%	20

		0%		100%

(1)	Goals are specific to the BSOD Group businesses unless indicated as “Stryker,” which is a Company-wide goal.

(2)	In 2006, the BSOD Group businesses operated at a loss and in 2007 were targeted to operate at a greater loss. The target goal represents a lesser loss than threshold goal, despite the higher percentage value in the threshold column, which results from comparing a larger budgeted loss for 2007 to a lesser actual loss from 2006.

(3)	Based on a qualitative assessment of progress toward improving diversity representation among the BSOD businesses workforce.

(4)	Qualitative assessment of steps taken to ensure that our Osteosynthesis business has appropriate organizational structure and leadership in place to sustain long-term success.

Mr. Cattani — Vice President; Group President, International

	2007 Threshold		2007 Target
	Goal as		Goal as
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage
	Over 2006	of Target	Over 2006	of Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating income	0.0%	0	19.3%	30
Cash from operations	(9.3)%	0	0.8%	15
Sales	0.0%	0	12.8%	15
Inventory management	2.5%	0	(2.9)%	10
Organization structure	(2)	0	(2)	10
Stryker earnings per share	18.5%	0	20.0%	20

		0%		100%

(1)	Goals are specific to the International Group businesses unless indicated as “Stryker,” which is a Company-wide goal.

(2)	Qualitative assessment of steps taken to increase our International Group’s market share for reconstructive products.

Long-term Incentive Compensation:  Long-term incentives at Stryker are nonqualified stock options, the ultimate value of which is dependent on increases in our stock price. Stock options are granted to provide employees with a personal financial interest in Stryker’s long-term success, encourage retention through vesting provisions and enable us to compete for the services of employees in an extremely competitive market and industry. Objectives of the long-term incentive portion of our compensation package include:

•	Aligning the personal and financial interests of management and other employees with shareholder interests;

•	Balancing short-term decision-making with a focus on improving shareholder value over the long-term; and

•	Providing a means to attract, reward and retain a skilled management team.

Stock option awards have historically met these objectives and we believe they continue to be the most appropriate long-term incentive mechanism for the Company.

Our awards of nonqualified stock options have ten-year terms and typically vest 20% per year over five years from the grant date, with grant prices equal to the closing price on the day before the grant date. For Mr. Cattani, as was the case with all Italy-based stock option recipients in 2007, we modified our vesting schedule to 0%, 0%, 60%, 20% and 20% over the first five years in order to maximize tax effectiveness in light of recent changes in Italian tax laws. Our plans prohibit repricing options without shareholder approval and do not include a “reload” feature — which means the recipient is only able to exercise the number of shares in the original stock option grant.

Management makes recommendations to the Compensation Committee about the stock option award levels and terms. Stock option awards for NEOs other than Mr. MacMillan were approved by the Compensation Committee after receiving recommendations from the President and Chief Executive Officer. Stock option award levels for the NEOs are determined after we give consideration to a number of factors, but the final number of options awarded is ultimately a subjective decision. While the Compensation Committee did not apply specific performance measures or weightings to determine the individual NEO stock option awards in 2007, factors considered included the level of responsibility and position within the Company, demonstrated performance over time, value to our future success, the degree of retention hold from prior awards, Company or business group performance in recent years and comparisons among positions internally. We also consider, in the aggregate for the Company, share availability under our equity plans, the financial expense of stock grants and potential shareholder dilution from awards. We monitor overhang — a measure of potential earnings dilution from stock options — as well as run rate — the rate at which stock option grants are being awarded from our equity plans — as additional inputs to our stock award decisions.

Mr. MacMillan received no stock option award in 2007 because of the special 1,000,000 share stock option award made to him in 2006 (see “President and Chief Executive Officer Compensation” beginning on page 21). The table below shows the 2007 stock option grants to each of the other NEOs.

		Compensation Cost
	Number of	Recognized for 2007
Name	Shares (#)	Grants ($)(1)

Dean H. Bergy	55,000	210,788
Stephen Si Johnson	76,000	291,270
James E. Kemler	72,000	275,940
Luciano Cattani	50,000	191,625

(1)	Represents FASB Statement No. 123 (revised), Share-Based Payment (“FAS 123R”) compensation cost recognized by the Company for 2007 on stock option awards made in 2007. We calculated the stock option FAS 123R values throughout this Proxy Statement using the Black-Scholes option pricing model based on the assumptions discussed in the narrative following the “2007 Grants of Plan-Based Awards” table on page 27.

Retirement Plans:  We offer a defined contribution 401(k) plan — the Stryker Corporation 401(k) Savings and Retirement Plan (“401(k) Plan”) — that is available to all eligible U.S. employees, as well as a nonqualified supplemental retirement plan — the Stryker Corporation Supplemental Savings and Retirement Plan (“Supplemental Plan”) — in which certain employees, including the NEOs other than Mr. Cattani, may participate. The purpose of these Plans is to assist our employees and executives with retirement income planning and increase the attractiveness of employment at Stryker. The Supplemental Plan is designed to provide a consistent level of benefit as a percentage of current compensation by restoring benefits that would otherwise be limited due to the covered compensation limits under the tax-qualified 401(k) Plan. The amounts of the Company’s matching contribution to the accounts of each NEO are determined by his Plan eligible compensation and individual contribution rate. The Company also makes a discretionary contribution in March of each year equal to 7% of the prior year’s eligible compensation for all employees eligible under the Plans, including the NEOs. The amounts contributed for 2007 on behalf of each NEO and his account balance under the Supplemental Plan, along with a description of the Plans, are provided in the “2007 Nonqualified Deferred Compensation” table and narrative following the table (see page 31). Mr. Cattani does not participate in the 401(k) and Supplemental Plans as he is not an eligible U.S. employee. The Company makes payments on behalf of Mr. Cattani and other local employees to the government pension program in Italy as required by Italian law and on a similar basis as all Italy-based employees. We have defined benefit programs for some employees in certain international locations; however, no NEO participates in any defined benefit plan sponsored by Stryker.

Health and Welfare Benefits Plans:  We provide other benefits such as medical, prescription, dental, vision, life insurance and disability coverage to each NEO under benefits plans that we offer to all our eligible U.S.-based employees, or in the case of Mr. Cattani, to our Italy-based employees. The benefits plans are part of our overall total compensation offering and provide appropriate health care coverage and security for our employees and their families at costs affordable to the Company. The NEOs, except for Mr. Cattani, generally have no additional Company-paid health benefits. We provide Mr. Cattani, similar to other Italy-based employees, supplemental accidental death and dismemberment insurance and reimburse certain health care expenses for him and his family members. The Company does not pay for any form of post-retirement health care benefits to any employee.

Perquisites:  We provide limited perquisites and personal benefits based on considerations unique to each NEO position. We believe our perquisites practices are conservative. In 2007, we paid country club fees for Mr. MacMillan at the Kalamazoo Country Club and paid for the costs (exam, travel and personal income tax impact) associated with an annual physical examination performed at our request. We provided Mr. Cattani a vehicle and driver consistent with local market practice, for which there was nominal non-business use in 2007, a physical examination performed at the Company’s request and payment of personal income tax liabilities incurred as a result of several perquisites and benefits. We also provided Mr. Cattani with life insurance coverage for which we pay the premiums. Mr. MacMillan, Mr. Bergy, Mr. Johnson and Mr. Kemler participated in a business planning meeting in 2007 and their spouses accompanied them. We have determined under SEC disclosure rules that a personal benefit should be attributed for certain meeting expenses, including the full incremental costs for their spouses to attend.

The values of the above perquisites and other personal benefits are included in the “All Other Compensation” column of the “Summary Compensation Table” (see page 25) for 2007. We provide these perquisites for varying reasons. Mr. MacMillan’s club membership is consistent with business requirements of the President and Chief Executive Officer role. Paying life insurance premiums for Mr. Cattani and providing him use of a car and driver is in accordance with customary practice in Italy. The use of car and driver assists him in efficient use of his time by enabling him to conduct Company business during local travel. Executive physicals are requested by the Company for all NEOs to help monitor their health and wellness and any personal health risks associated with our investment in these individuals.

Impact of Decisions Regarding One Compensation Element on Decisions About Other Compensation Elements

Our practice is to review each NEO’s compensation elements individually and monitor the total of the various elements. We consider each element and the total against our compensation objectives. Decisions related to one compensation element (e.g., bonus payment earned) generally do not materially affect decisions regarding any other compensation element (e.g., stock option grants) since the objectives of each element differ. For example, we intend bonus payments to reward short-term performance for achievement of annual Bonus Plan goals, while we make decisions related to stock option grants to align recipients with the Company’s long-term performance and enhance our retention hold on recipients.

Our 401(k) and Supplemental Plans and the Italian government plan covering Mr. Cattani are either defined contribution programs and/or plans that do not carry potential future liabilities to the Company. Guaranteed payment requirements, typically associated with a defined benefit pension plan, are not part of the Plans covering our NEOs. Accordingly, decisions about our savings and retirement plans do not typically impact decisions related to salary or bonus decisions and vice versa. Decisions about other compensation elements are not specifically factored into decisions related to our severance arrangements and termination agreements. Our severance and potential termination payments (summarized on pages 20 and 33) do not have design features that increase our future payment obligations based on current decisions regarding other compensation elements. Potential payments that would be due to Mr. MacMillan under his employment agreement that expires by its terms on May 31, 2008 if his employment were terminated prior to that date are for fixed dollar amounts. His agreement does not provide features, such as multiples of salary and bonus payments, nor accelerate future payments, nor does it require payment of income taxes he would owe.

Positions at higher levels at Stryker generally have a greater emphasis on variable pay elements of bonus and stock options, although no specific formula, schedule or structure is currently applied in establishing the percentage of total compensation delivered through each compensation element.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding NEO compensation, with the exception of the President and Chief Executive Officer, whose compensation is subject to final approval by the independent members of the Board of Directors. The President and Chief Executive Officer’s role in determining executive compensation is to make recommendations on compensation decisions for those other than himself after reviewing information provided by management staff. This management staff consists of the Vice President and Secretary and the Vice President, Human Resources and other members of that department. During 2007, their role in determining executive and non-employee director compensation included:

•	Documenting the Executive Compensation Philosophy for Compensation Committee review and consideration;

•	Developing, summarizing and presenting information and analyses to enable the Compensation Committee to execute its responsibilities as well as addressing specific requests for information by the Committee;

•	As requested, attending the Compensation Committee’s meetings, except during executive sessions, in order to provide information, respond to questions and otherwise assist the Committee;

•	Developing individual NEO Bonus Plans for consideration by the Compensation Committee and reporting to the Committee regarding achievement against the Bonus Plans;

•	Providing market benchmark compensation information for a comparison group approved by the Committee. A discussion of the comparison group, as it applied to the Chief Executive Officer position in 2007, is provided on page 21; and

•	Preparing stock option award recommendations for the Committee’s approval.

Executive and Non-Employee Director Stock Ownership Guidelines

Encouraging long-term ownership of Stryker stock among our management is an important aspect of our executive compensation policies and practices. This reflects our conviction that all senior executives should have meaningful actual share ownership positions in the Company in order to reinforce the alignment of the interests of management and our shareholders. Stryker has a stock ownership guideline policy in place for all non-employee directors and corporate officers, including the NEOs, and operating division presidents and vice presidents. The Compensation Committee periodically reviews the guideline requirements to ensure they continue to be appropriate. The Compensation Committee receives an annual update from management on the progress toward the ownership goals. The guidelines include a requirement that 25% of the net shares from option exercises not be sold until the participant exceeds the applicable ownership guideline. Executives and non-employee directors in compliance with the ownership guidelines may generally exercise and sell shares, once vested, as long as they continue to meet the ownership guidelines. However, provisions of Mr. MacMillan’s 2006 stock option grant require that he must exercise in cash at least 5,000 options within a year of each of the first eight anniversaries of the grant and that the shares acquired, net of any shares withheld for payment of income taxes, must be held as long as he is President and Chief Executive Officer. He must also continue to hold for at least one year after any other option exercise at least 25% of any shares he acquires upon exercise in excess of the annual 5,000 share minimum.

Our stock ownership requirements are:

	Market Value of	Expected Time
Position	Stock Owned	Period to Comply

Non-Employee Directors	5 times annual retainer	5 years
President and Chief Executive Officer	5 times salary	3 years
Corporate Officers	3 times salary	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options. As of December 31, 2007, all of our non-employee directors and all of the NEOs are at or above the applicable stock ownership guideline requirement.

Our NEOs are prohibited from hedging any economic risk that may be associated with their ownership in Stryker stock. Our Insider Trading Policy prohibits the use of derivative securities (e.g., put or call options) or short sales or “selling short against the box” (short selling securities that a person already owns).

Employment Agreements and Severance Policy

We generally do not provide employment agreements, with the exception of unique circumstances or if such agreements are customary in foreign countries. We have an employment agreement with Mr. MacMillan and, until December 31, 2007, had an employment agreement with Mr. Cattani. Mr. MacMillan’s five-year employment agreement, which was entered into in connection with his employment in June 2003 and will expire by its terms on May 31, 2008, is described under “President and Chief Executive Officer Compensation” beginning on the following page. The objective of the agreement was to provide security to Mr. MacMillan and his family during his initial employment term in recognition of his accepting employment with the Company over other opportunities that were available to him. The remaining potential payment due to Mr. MacMillan if his employment were terminated prior to the agreement’s expiration is quantified under “Executive Compensation — Potential Payments Upon Termination” on page 33.

Pursuant to an agreement entered into on December 7, 2007, Mr. Cattani reduced his role and responsibilities with the Company commencing January 1, 2008. He will serve as Executive Vice President for International Public Affairs. Mr. Cattani has agreed to devote an average of at least three full working days a week to his new responsibilities in 2008, two full working days a week during 2009 and one full working day a week in 2010 through expiration of the agreement on July 1. His compensation, which will be paid in Euros but is estimated here in Dollars assuming an exchange rate of 1.3701 Dollars per Euro, the average of the 2007 monthly average exchange rates, will be $529,544 in 2008, $352,938 in 2009 and $88,234 for the six-month period in 2010. The agreement requires 12 months’ written notice of termination by either party. The agreement provides that the Company will continue to contribute to the costs of life, accident and health insurance for Mr. Cattani and provide him with a car and driver for business purposes, similar to his current arrangement. The agreement provides a one-year period after termination during which Mr. Cattani will not engage in competition with Stryker nor solicit or hire any of its employees, consultants or agents.

We have no severance agreements in place with any NEO except for payments potentially due under the employment agreement with Mr. MacMillan. In the United States, we maintain a discretionary severance policy for all eligible employees, which could potentially include the NEOs other than Mr. MacMillan. This discretionary policy generally provides for two weeks of salary per year of service up to a maximum payment of one year’s salary for eligible employees. Our discretionary severance policy permits us to modify the payment amount, including increasing the amount, if circumstances warrant. In addition, we may elect to pay severance to NEOs outside the terms of the policy. In prior years, two former NEOs with long and successful careers with us expressed their desire to remain employed in roles with meaningful yet reduced responsibilities. These requests were considered and agreed to by the President and Chief Executive Officer and in each instance the employee’s compensation was reduced when the change in role occurred. We may choose to approve similar work arrangements with other NEOs in the future or make other arrangements.

President and Chief Executive Officer Compensation

Role of Benchmarking in Determining President and Chief Executive Officer Compensation: For purposes of its review of Mr. MacMillan’s compensation, we provided the Compensation Committee market information on chief executive officer compensation levels at a comparison group of medical technology companies. The comparison group companies were:

• Abbott Laboratories • Baxter International Inc. • Becton, Dickinson and Company • Biomet, Inc.(1)	• Boston Scientific Corporation • C.R. Bard, Inc. • Fisher Scientific International Inc.(2) • Johnson & Johnson	• Medtronic, Inc. • Smith & Nephew plc • St. Jude Medical, Inc. • Zimmer Holdings, Inc.

(1)	Biomet went private during 2007. Compensation data was included for the 2006 period when Biomet was publicly-traded.

(2)	Fisher Scientific International merged and became Thermo Fisher Scientific in 2007. Compensation data reflects the 2006 period.

We determined the comparison group by considering publicly-traded companies that generally met the following criteria:

•	Product competitors or related companies in the medical technology industry;

•	Significant global operations; and

•	Comparable size — e.g., similar sales, market capitalization — or growth rates in revenue and earnings.

Management other than Mr. MacMillan developed the comparison group and the Compensation Committee approved the group. The data provided to the Compensation Committee showed compensation levels for each of the primary compensation elements — salary, bonus and long-term incentive values. We provided the data to the Compensation Committee both inclusive of and exclusive of the two largest comparison companies (Johnson & Johnson and Abbott Laboratories) to highlight any potential impact a comparison to these larger organizations might have in the resulting outcomes. The Committee observed that elements of Mr. MacMillan’s compensation package were below the median market levels of the comparison groups. The Compensation Committee considers reasonableness and competitiveness based on the market compensation information when making decisions regarding Mr. MacMillan’s compensation. Although the market benchmarking data is a consideration, the Compensation Committee exercises subjective judgment, factoring in Stryker’s compensation objectives and overall corporate performance and accomplishment of our strategic goals, when making decisions related to Mr. MacMillan’s compensation.

Base Salary:  Mr. MacMillan received a 5.6% salary increase, from $900,000 to $950,000, from 2006 to 2007. When making the decision to increase his salary, the Compensation Committee and independent directors considered the level of Company performance in 2006, the review of compensation levels of chief executive officer positions among the medical technology comparison group, his historical base salary increases and Mr. MacMillan’s time and proficiency in the job. In February 2008, the Compensation Committee and independent directors increased Mr. MacMillan’s salary to $1,200,000 in light of the exceptional performance of Mr. MacMillan and the Company during 2007 as well as a review of the results of the 2007 market benchmarking study that indicated Mr. MacMillan’s cash compensation was below the comparison group median. The following key 2007 accomplishments, among others, were considered in making this adjustment:

•	Outstanding financial and operational performance, both on an absolute basis and in comparison to our principal competitors — seven of eight key product groups achieved double-digit sales growth, Company-wide constant currency sales grew 14% and adjusted earnings grew 20%;

•	Resolution of a Department of Justice investigation of our Orthopaedics business; and

•	Successful divestiture of Physiotherapy Associates.

Annual Bonus:  Mr. MacMillan achieved substantially all of the performance goals of his 2007 Bonus Plan, resulting in a payment of $1,098,300 (110% of 2007 target and 25% higher than his actual bonus payment for 2006) including the overachievement bonus determined by Company sales growth. The 2007 Bonus Plan performance measures, goals and achievement outcomes are discussed under “Compensation Elements — Annual Bonus” on page 12. In February 2008, the Compensation Committee and independent directors increased Mr. MacMillan’s target bonus opportunity to $1,200,000 based on the same considerations listed above for his salary adjustment.

Long-term Incentive Compensation:  Mr. MacMillan was not granted stock options in 2007 due to a special 1,000,000 share option grant made to him in 2006, which was summarized in detail in last year’s Proxy Statement. The Board of Directors indicated at the time of the special grant that the special award would be in lieu of other stock-based awards that might otherwise be made to Mr. MacMillan until February 2011.

On May 31, 2007, 20,000 shares of restricted stock previously awarded to Mr. MacMillan vested. The closing stock price on the vesting date was $67.31. These restricted shares are part of Mr. MacMillan’s 2003 grant of 100,000 restricted shares in connection with his acceptance of employment at Stryker. Mr. MacMillan received a dividend payment on the remaining 40,000 shares of unvested restricted stock in January of 2007 in the amount of $8,800.

Other Compensation:  Mr. MacMillan also received other compensation elements — i.e., contributions to the 401(k) and Supplemental Plans and several perquisites — that were described in the discussion of compensation elements on page 18 and are quantified in the “Summary Compensation Table” and supporting tables commencing on page 25.

Employment Agreement:  We entered into a five-year employment agreement with Mr. MacMillan in connection with his employment as our President and Chief Operating Officer in June 2003. The agreement expires on May 31, 2008, at which time Mr. MacMillan will be an at-will employee as is the case generally for our employees. Prior to May 31, 2008, if the Company terminates Mr. MacMillan’s employment without cause or he voluntarily terminates his employment with good reason, he would be entitled to receive a lump sum payment of $1,050,000, in addition to accrued amounts and a prorated bonus for 2008, and the remaining 20% of the restricted stock award granted upon Mr. MacMillan’s employment would immediately vest. In addition, if such termination occurs prior to May 31, 2008, Mr. MacMillan and his family will be entitled to continue to receive benefits under any benefits plan, program, practice or policy of the Company, including medical, dental, disability and group life insurance programs, for 12 months or any longer period that the plan, program, practice or policy provides. Mr. MacMillan has agreed to non-competition and non-solicitation of Stryker customers and employees for the two-year period following termination. Mr. MacMillan’s agreement also contains non-disclosure, confidentiality and non-disparagement provisions. Mr. MacMillan’s agreement does not include gross-up provisions with respect to the Company reimbursing him for income tax payments on amounts paid under the agreement.

Company Tax and Accounting Issues

In general, consideration is given to the tax and accounting treatment of our compensation plans at the time of developing the plans, when making changes to plans, in light of any regulatory changes or when making specific compensation decisions related to individual elements. The considered accounting treatments include any that may apply to amounts awarded or paid to NEOs. The tax considerations include Sections 409A and 162(m) of the Internal Revenue Code (the “Code”).

Deductibility of Executive Compensation:  In evaluating the compensation programs covering our NEOs and making decisions related to payments, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to NEOs, excluding “performance-based compensation” meeting certain requirements. The Compensation Committee generally intends to maximize deductibility of compensation under Section 162(m) of the Code to the extent consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to executives. The Compensation Committee may, however, choose to authorize compensation that does not meet the requirements of Section 162(m) if it determines such payments are appropriate.

Our individual NEO Bonus Plans, as summarized on pages 14 to 17, are operated within the structure of the Executive Bonus Plan which was approved by our shareholders in 2007 and is designed to meet the requirements of Section 162(m) of the Code. Our stock option grants, which are granted pursuant to our shareholder approved equity compensation plans, are also designed to meet the requirements of Section 162(m) so as to preserve our deduction for compensation resulting from NEO stock option exercises.

Share-Based Compensation:  We account for compensation expense from our stock option grants under the provisions of FAS 123R that requires companies to measure the cost of employee stock options based on the grant-date fair value and recognize that cost over the period during which a recipient is required to provide services in exchange for the options, typically the vesting period. We adopted the provisions of FAS 123R on January 1, 2006 using the modified-retrospective transition method. We consider the Company’s compensation expense when determining and awarding stock option grants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Howard E. Cox, Jr, Chair
William U. Parfet
Ronda E. Stryker

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to the Company’s NEOs during 2007 and 2006. The additional tables that follow the Summary Compensation Table are intended to be supporting presentations to the Summary Compensation Table. Most compensation elements in the supporting tables are aggregated and included in the Summary Compensation Table. You should refer to the section entitled “Compensation Discussion and Analysis” beginning on page 7 to help you understand the compensation practices and programs resulting in the compensation elements in these tables. A narrative description of the material factors necessary to understand the information in the Summary Compensation Table is provided following the table.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
				Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	($)	($)	($)

Stephen P. MacMillan	2007	950,000	0	673,400	3,633,056	1,098,300	233,109	6,587,865
President and Chief Executive Officer	2006	900,000	0	673,400	3,416,500	877,500	207,048	6,074,448
Dean H. Bergy	2007	400,000	0	0	893,210	356,422	94,465	1,744,097
Vice President and Chief Financial Officer	2006	355,000	0	0	763,435	312,000	83,437	1,513,872
Stephen Si Johnson	2007	526,250	0	0	1,389,387	527,723	117,343	2,560,703
Vice President; Group President, MedSurg	2006	498,750	107,960	0	1,380,243	287,040	114,848	2,388,841
James E. Kemler	2007	446,667	0	0	1,260,713	389,721	93,243	2,190,344
Vice President; Group President, Biotech, Spine, Osteosynthesis and Development	2006	423,333	32,235	0	1,175,122	287,765	76,817	1,995,272
Luciano Cattani	2007	882,344	0	0	900,428	419,863	122,100	2,324,735
Vice President; Group President, International(1)	2006	781,045	90,088	0	830,866	161,052	92,154	1,955,205

(1)	Dollar amounts in this Proxy Statement with respect to Mr. Cattani have been calculated for 2007 using an exchange rate of 1.3701 Dollars per Euro, the average of the 2007 monthly average exchange rates, and for 2006 using an exchange rate of 1.2557 Dollars per Euro, the average of the 2006 monthly average exchange rates.

Salary.  The Salary column represents the base salary earned by the NEO during the reported year. This column includes the portion of payments deferred into our 401(k) and Supplemental Plans. Salary amounts represent the amounts paid to each individual and in the case of Mr. Johnson and Mr. Kemler vary from the 2007 salary rate amounts in the “Compensation Discussion and Analysis — Compensation Elements” section on page 11 due to the timing of their merit review cycle and the corresponding salary adjustments.

Bonus.  The Bonus column indicates discretionary cash payments made in 2006 to certain NEOs in addition to the formulaic outcomes of their 2006 Bonus Plan that are shown in the Non-Equity Incentive Plan Compensation column. There were no discretionary cash payments in 2007. Bonuses are paid in February of the year following the performance year. This column includes the portion of any such payment that each NEO deferred into our 401(k) and Supplemental Plans.

Stock Awards.  The Stock Awards column represents the dollar amount of share-based compensation expense recognized in the reported year for restricted stock granted to Mr. MacMillan in 2003. The amount represents the portion of the 2003 grant vesting in the reported year (20,000 shares) at the stock price on the date the award was made ($33.67). None of the other NEOs have received restricted stock.

Option Awards.  The Option Awards column represents the dollar amount of share-based compensation expense recognized in the reported year for stock option awards granted to each of the NEOs for financial statement cost recognition purposes in accordance with FAS 123R values using the Black-Scholes option pricing model assumptions that are discussed in the narrative following the “2007 Grants of Plan-Based Awards” table on page 27. The following table sets forth the compensation cost recognized for 2007 awards or the portion of awards vesting in 2007 from prior grants as shown in the “Stock Awards” and “Option Awards” columns for Mr. MacMillan and the “Options Awards” column for the other NEOs.

	2007	2006	2005	2004	2003	2002
Name	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Total ($)

Stephen P. MacMillan
— Option Awards	0	2,165,556	523,500	336,400	607,600	—	3,633,056
— Stock Award	—	—	—	—	673,400	—	673,400
Dean H. Bergy	210,788	181,940	174,500	148,016	151,900	26,066	893,210
Stephen Si Johnson	291,270	281,180	261,750	235,480	243,040	76,667	1,389,387
James E. Kemler	275,940	264,640	244,300	201,840	212,660	61,333	1,260,713
Luciano Cattani	191,625	215,670	157,050	148,016	151,900	36,167	900,428

Non-Equity Incentive Plan Compensation.  The Non-Equity Incentive Plan Compensation column reflects the Bonus Plan payment earned by the NEOs during the reported year and paid in February of the following year. This column includes any amounts that the NEO deferred into the 401(k) and Supplemental Plans.

All Other Compensation.  The All Other Compensation column includes the following items in 2007:

•	Stryker 401(k) Plan and Supplemental Plan matching contributions and discretionary contributions made in March 2008 on account of the 2007 Plan year, in amounts of $201,025, $78,320, $101,338 and $84,333 for Mr. MacMillan, Mr. Bergy, Mr. Johnson and Mr. Kemler, respectively;

•	Mr. MacMillan received $8,800 in dividends on unvested restricted stock and the Company paid certain country club fees;

•	Perquisites and other personal benefits, including gross-up payments for personal income taxes associated with certain perquisites, are also included in All Other Compensation. In 2007, the Company requested and paid for annual physical examinations for each of the NEOs. In addition, each NEO other than Mr. Cattani participated in a business planning meeting. The spouses of Mr. MacMillan, Mr. Bergy, Mr. Johnson, and Mr. Kemler accompanied them on the trip. We have determined that certain of the expenses for that meeting, including the full incremental costs for their spouses, constituted a personal benefit to the participating NEOs;

•	In Mr. Cattani’s case, additional perquisites and personal benefits include the Company’s payment of $51,521 in life insurance premiums, personal use of company-provided automobile, driver service and fuel allowance and payments to the Italian government pension programs; and

•	Mr. MacMillan and Mr. Johnson traveled to their physical exam on the Company aircraft. The aggregate incremental cost of that personal use of our corporate aircraft is included in All Other Compensation. The incremental cost is based on the average variable operating cost, which includes the cost of fuel, aircraft maintenance, engine reserves, crew travel, landing fees, ramp fees and other miscellaneous variable costs. Because the Company corporate aircraft is used primarily for business travel, we excluded from this calculation pilot salaries, insurance, depreciation and other fixed costs that do not change based on usage. The benefit to the individual associated with personal use of Company aircraft is imputed as income at Standard Industry Fare Level rates and these amounts are used for the tax gross-up provided on the benefit.

The total amounts paid by the Company in 2007 on behalf of the NEOs for perquisites and personal benefits described but not quantified on the preceding page are identified in the table below. These amounts are included in the All Other Compensation column.

	Stephen P.	Dean H.	Stephen Si	James E.	Luciano
	MacMillan ($)	Bergy ($)	Johnson ($)	Kemler ($)	Cattani ($)

All Tax Gross-ups	729	1,019	636	433	40,597
Perquisites/Personal Benefits	22,555	15,126	15,369	8,477	29,982

Primary Compensation Elements.  The following table indicates the percentages of our three primary compensation elements of salary, actual bonus and stock option grant date value in relation to their total:

		Variable, Performance-based Pay
			Stock Option Grant-
		Annual	Date Value using
Name	Salary (%)	Bonus (%)	Black-Scholes (%)(1)

Stephen P. MacMillan	16	18	66
Dean H. Bergy	20	18	62
Stephen Si Johnson	19	20	61
James E. Kemler	19	16	65
Luciano Cattani	37	17	46

(1)	Uses grant-date fair value based on FAS 123R for 2007 stock option grants. See the discussion under “Grant Date Fair Value of Stock and Option Awards” on the following page for the Black-Scholes model assumptions. For purposes of this table, the calculation does not attribute the compensation cost to the requisite vesting period. Since Mr. MacMillan did not receive a 2007 grant, his option value is valued using one-fifth of the grant-date fair value of the special award granted to him in 2006, which was stated to be in lieu of further stock awards until February 2011. We believe use of one-fifth of the 2006 compensation cost best represents Mr. MacMillan’s compensation mix for purposes of this table and presents the award on a comparable basis to that of the other NEOs whose 2007 awards are shown on an annual grant basis.

2007 Grants of Plan-Based Awards

The table below sets forth additional information regarding the range of annual Bonus Plan payout potential for 2007 and the option awards granted to the NEOs in 2007 that are disclosed in the Summary Compensation Table.

					All Other
					Option		Closing
					Awards:	Exercise or	Market
		Estimated Possible Payouts Under Non-			Number of	Base Price of	Price on	Grant-Date Fair
		Equity Incentive Plan Awards			Securities	Option	Date of	Value of Stock
	Grant	Threshold	Target	Maximum	Underlying	Awards	Grant	and Option
Name	Date(1)	($)	($)	($)	Options (#)	($/Sh)	($/Sh)	Awards ($)

Stephen P. MacMillan	N/A	300,000	1,000,000	1,200,000	0	—	—	0
Dean H. Bergy	2-14-07	136,000	340,000	408,000	55,000	$62.65	$61.82	1,204,500
Stephen Si Johnson	2-14-07	165,750	510,000	612,000	76,000	$62.65	$61.82	1,664,400
James E. Kemler	2-14-07	114,071	370,000	444,000	72,000	$62.65	$61.82	1,576,800
Luciano Cattani	2-14-07	143,381	441,172	529,407	50,000	$62.65	$61.82	1,095,000

(1)	Grant Date pertains to the 2007 stock option awards.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Amounts in these columns represent the possible range, threshold to target to maximum, of cash payments possible under the 2007 Bonus Plans for the NEOs. The actual bonus could have been lower than threshold, including zero payments. The Summary Compensation Table shows the actual non-equity incentive plan payments received for 2007.

All Other Option Awards:  Number of Securities, Exercise or Base Price of Option Awards and Closing Market Price on the Date of Grant.  Awards are shown in number of shares. The exercise or base price of all option awards is the closing market price of Stryker Common Stock on the day before the grant date as required by our equity plans.

Grant Date Fair Value of Stock and Option Awards:  This column represents the grant date fair value of each stock option granted in 2007, computed in accordance with FAS 123R before allocating the expense to each vesting period. Options have a ten-year term and generally become exercisable as to 20% of the shares on each of the first five anniversary dates of the date of grant. For Mr. Cattani and all other Italy-based stock option recipients in 2007, we modified our vesting schedule to 0%, 0%, 60%, 20% and 20% over the first five years in order to maximize tax effectiveness in light of changes in Italian tax law.

The stock option FAS 123R values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model and the assumptions in the following table:

		2006
Black-Scholes Model		Mr.	Other
Assumptions(1)	2007	MacMillan(2)	NEOs(3)	2005	2004	2003	2002

Risk-free interest rate	4.81%	4.59%	4.54%	2.87%	1.94%	2.27%	3.76%
Expected dividend yield	0.45%	0.23%	0.23%	0.19%	0.19%	0.18%	0.18%
Expected stock price volatility	24.2%	24.8%	24.8%	30.7%	34.3%	35.8%	37.4%
Expected option life	6.7 years	8.7 years	6.5 years	6.5 years	6.5 years	6.5 years	6.5 years

(1)	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

(2)	The Black-Scholes assumptions for Mr. MacMillan’s special option grant in 2006 differ due to the longer vesting period.

(3)	The 2006 option grant exercise price for Mr. Cattani and other Italian-based option recipients was six cents per share higher than grants to other recipients in order to maximize the stock option benefit to them and Stryker under Italian tax law. Accordingly, the Black-Scholes value of Mr. Cattani’s grant is slightly lower than the other NEO grants, while all other valuation assumptions are identical.

Outstanding Equity Awards at 2007 Fiscal Year-End

This table sets forth information as to unexercised options and shares of restricted stock held by the NEOs that have not vested at December 31, 2007.

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying	Option		Units of	Units of
	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That
	Options (#)	Options (#)	Price	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	($)	Date	Vested (#)	Vested ($)(2)

Stephen P. MacMillan	160,000	40,000	38.83	10-13-13	20,000	1,494,400
	60,000	40,000	45.21	3-04-14
	60,000	90,000	48.27	4-21-15
	100,000	900,000	46.85	2-06-16
Dean H. Bergy	16,000	0	8.42	8-20-08	0	0
	40,000	0	9.39	10-21-08
	40,000	0	12.14	4-19-09
	40,000	0	16.21	4-13-10
	30,000	0	23.30	9-19-11
	34,000	0	26.40	4-28-12
	40,000	10,000	38.83	10-13-13
	26,400	17,600	45.21	3-04-14
	20,000	30,000	48.27	4-21-15
	11,000	44,000	46.85	2-06-16
	0	55,000	62.65	2-13-17
Stephen Si Johnson	60,000	0	12.14	4-19-09	0	0
	200,000	0	16.21	4-13-10
	100,000	0	23.30	9-19-11
	100,000	0	26.40	4-28-12
	64,000	16,000	38.83	10-13-13
	42,000	28,000	45.21	3-04-14
	30,000	45,000	48.27	4-21-15
	17,000	68,000	46.85	2-06-16
	0	76,000	62.65	2-13-17
James E. Kemler	45,000	0	16.21	4-13-10	0	0
	60,000	0	23.30	9-19-11
	80,000	0	26.40	4-28-12
	56,000	14,000	38.83	10-13-13
	36,000	24,000	45.21	3-04-14
	28,000	42,000	48.27	4-21-15
	16,000	64,000	46.85	2-06-16
	0	72,000	62.65	2-13-17
Luciano Cattani	20,000	0	26.70	9-19-11	0	0
	50,000	0	28.53	4-28-12
	40,000	10,000	38.83	10-13-13
	26,400	17,600	45.21	3-04-14
	18,000	27,000	48.27	4-21-15
	13,000	52,000	46.91	2-06-16
	0	50,000	62.65	2-13-17

(1)	All vesting schedules for past stock option and restricted stock awards are 20% of the shares on each of the first five anniversary dates of the date of grant, except for Mr. MacMillan’s 2006 grant, which vests and becomes exercisable in eight equal annual installments of 100,000 shares beginning on February 7,

2007 with the balance vesting on February 7, 2015. The 2007 grants to Mr. Cattani and all other Italy-based stock option recipients vest 0%, 0%, 60%, 20% and 20% over five years. The actual vesting dates of the awards identified in the table above, by year of grant, are as follows:

Expiration Date	Grant Date	Vesting Dates

8-20-08	8-21-98	Aug. 21, 1999, 2000, 2001, 2002 and 2003
10-21-08	10-22-98	Oct. 22, 1999, 2000, 2001, 2002 and 2003
4-19-09	4-20-99	Apr. 20, 2000, 2001, 2002, 2003 and 2004
4-13-10	4-14-00	Apr. 14, 2001, 2002, 2003, 2004 and 2005
9-19-11	9-20-01	Sept. 20, 2002, 2003, 2004, 2005 and 2006
4-28-12	4-29-02	Apr. 29, 2003, 2004, 2005, 2006 and 2007
10-13-13	10-14-03	Oct. 14, 2004, 2005, 2006, 2007 and 2008
3-04-14	3-05-04	Mar. 5, 2005, 2006, 2007, 2008 and 2009
4-21-15	4-22-05	Apr. 22, 2006, 2007, 2008, 2009 and 2010
CEO grant — 2-06-16	2-07-06	10% on Feb. 7, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 20% on 2015
All other grants — 2-06-16	2-07-06	Feb. 7, 2007, 2008, 2009, 2010 and 2011
2-13-17	2-14-07	Feb. 14, 2008, 2009, 2010, 2011 and 2012

(2)	Represents the unvested portion of the 2003 restricted stock grant (20,000 shares) multiplied by the closing price of the Common Stock as of December 31, 2007 ($74.72). These 20,000 shares will vest on May 31, 2008 unless Mr. MacMillan is terminated without cause or for good reason, in which case the shares vest upon termination.

2007 Option Exercises and Stock Vested

The table below includes information related to options exercised by each of the NEOs and, in the case of Mr. MacMillan, his restricted stock award that vested during fiscal year 2007. The table also includes the value realized for such options and restricted stock award. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options that was established when granted. For the restricted stock award, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)(2)

Stephen P. MacMillan	0	0	20,000	1,346,200
Dean H. Bergy	11,000	569,140	—	—
Stephen Si Johnson	120,000	6,686,400	—	—
James E. Kemler	75,000	4,190,650	—	—
Luciano Cattani	0	0	—	—

(1)	Represents the difference between the market price of the underlying shares at exercise and the exercise price of the options that was established at the time of grant.

(2)	Valued using the closing price of the Common Stock, $67.31, on the vesting date.

Equity Plans and Equity-Based Compensation Award Granting Policy

We maintain two equity-based long-term incentive plans that shareholders have previously approved — the 1998 Stock Option Plan and the 2006 Long-Term Incentive Plan, which in addition to stock options provides for the use of restricted stock and other types of stock and unit awards. A portion of options granted in 2008 were the first awards made from the 2006 Long-Term Incentive Plan.

We have adopted a policy covering all equity awards, both off-cycle (including hire-on) and ongoing annual grants. Under the policy, equity awards are granted by the Compensation Committee and, for awards to the President and Chief Executive Officer, are submitted for approval to the independent directors of the Board. Non-employee director grants are made by the full Board. The Compensation Committee has delegated to the President and Chief Executive Officer the authority to make “off-cycle grants” in situations where we are seeking to attract a senior level hire, recognize an employee for significant achievements or in other special circumstances. In 2007, in addition to new hires, we made off-cycle grants in instances of special recognition and to several employees who we had inadvertently omitted from the February grant. Annual limits are defined both per individual employee (10,000 stock option and 5,000 restricted shares) and in the aggregate (300,000 stock option and 150,000 restricted shares).

The fair market value of Stryker stock used to establish the exercise price of all options will be the closing sales price as reported on the NYSE Composite Transactions for the last market trading day prior to the grant date. Each annual grant and off-cycle grant of equity-based compensation will be awarded on a pre-determined date as follows:

•	The annual grant of equity-based compensation awards will be made on the date of the February meeting of the Board of Directors. Any change in the annual grant date must be made with the prior approval of the Board;

•	Off-cycle awards will be granted by the President and Chief Executive Officer, pursuant to delegated authority from the Compensation Committee, on the first business day of May, August or November following the date of hire or determination that an award is warranted. Off-cycle awards will be reported to the Compensation Committee and the Board of Directors at their next regular meetings; and

•	No equity grant will be backdated and the timing of the public release of material information or the grant of any equity award will not be established with the intent of unduly benefiting a grantee under an equity award.

Where permissible by law, we require U.S. employees who received stock options, including Mr. Bergy, Mr. Johnson and Mr. Kemler, to sign a version of the Company’s confidentiality, non-competition and non-solicitation agreement. An employee who violates the agreement will be required to surrender unexercised options and repay gains on any exercised options. Mr. MacMillan’s special stock option grant in 2006 included similar confidentiality, non-competition and non-solicitation provisions (see “President and Chief Executive Officer Compensation” beginning on page 21). Due to variations in laws outside the U.S. some non-U.S. employee recipients of option grants, including Mr. Cattani, are not subject to these provisions.

Pension Benefits

None of our NEOs participates in any defined benefit plan sponsored by us. We make payments to a governmental pension arrangement in Italy on behalf of Mr. Cattani. In 2007, this contribution was $24,618. We included this amount in the “All Other Compensation” column of the “Summary Compensation Table” on page 25, although we are not required by SEC rules to do so since the arrangement is comparable to benefits available to our other Italy-based employees.

2007 Nonqualified Deferred Compensation

We provide a nonqualified supplemental retirement plan, the Stryker Corporation Supplemental Savings and Retirement Plan (“Supplemental Plan”), in which select executives may participate and a qualified defined contribution plan, the Stryker Corporation 401(k) Savings and Retirement Plan (“401(k) Plan”), that is available to all eligible U.S. employees. This table shows information about NEO participation in our Supplemental Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)(1)	Last FY ($)	Distributions ($)	at Last FYE ($)(2)

Stephen P. MacMillan	207,250	177,525	118,183	0	1,346,447
Dean H. Bergy	162,500	54,820	125,657	0	1,390,837
Stephen Si Johnson	122,687	77,838	112,920	0	2,241,186
James E. Kemler	99,500	60,833	88.715	0	1,334,743

(1)	These amounts, paid in March 2008 but earned for 2007, are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 25.

(2)	Aggregate balance consists of employee and company contributions and investment earnings on amounts over many years. The 2007 year-end balance includes payments made in March 2008 that were earned in 2007. The following amounts of the reported aggregate balance were compensation for 2006 and are included in the “All Other Compensation” column for that year:

Registrant
Contributions
Name	in 2006 ($)

Stephen P. MacMillan	157,830
Dean H. Bergy	47,830
Stephen Si Johnson	77,613
James E. Kemler	53,917

Under the 401(k) Plan, we match fifty cents per dollar of the first 8% of compensation contributed by the employee up to the Internal Revenue Code limits ($15,500 annual deferral and $225,000 compensation in 2007). The Supplemental Plan provides benefits comparable to the 401(k) Plan after Internal Revenue Code limits have been reached. Participants may defer up to 75% of total plan eligible compensation (salary and bonus for the NEOs) under the Supplemental and 401(k) Plans.

In addition to the Company match, subject to Board approval, a discretionary Company contribution may be made to the Supplemental and 401(k) Plans each year. In 2007, the Board approved a discretionary contribution of 7% of Plan eligible compensation for all employees eligible under the Plans, including Mr. MacMillan, Mr. Bergy, Mr. Johnson and Mr. Kemler, which was paid in March of 2008.

Matching and discretionary contributions to our Supplemental and 401(k) Plans vest based on the total service years of the participant, as follows: 20% with two years of service; 40% with three; 60% with four; and 100% with five years of service.

Earnings on all amounts in the Supplemental Plan are based on the returns of the investment choices made by the individual. The selected funds and individual allocation may be changed by the participant at any time. NEOs’ investment alternatives in the Supplemental Plan are identical to the investment alternatives of all eligible employees under the 401(k) Plan, except that the Supplemental Plan does not allow investment in the Stryker Stock Fund (our matching contribution under the 401(k) Plan on the first 4% of compensation is invested in the Stryker Stock Fund) or life-cycle funds. The investment alternatives are regularly reviewed and periodically change, but as of December 31, 2007, participants could choose among several different investment types, including domestic and international equity, fixed income, short-term investment and balanced fund investments. No guaranteed interest rates or returns are provided on investments in the Supplemental or 401(k) Plans.

Benefits from the Supplemental Plan may be paid as a lump sum or in installments, or a combination thereof. In most instances, benefits payable to NEOs under the Supplemental Plan will not be paid earlier than six months from termination if termination of employment was for any reason other than death. In the case of death, payments will be made within 60 days if the participant elected the lump sum payment alternative. Amounts grandfathered under the Supplemental Plan prior to the introduction of Internal Revenue Code

Section 409A (generally amounts that were earned and vested before 2005) may be paid, post termination, based on the individual’s payment election subject to the provisions of the Plan.

Potential Payments Upon Termination

Potential Payments to Mr. MacMillan Upon Termination:  Mr. MacMillan’s employment agreement, which was entered into at the commencement of his employment with the Company as President and Chief Operating Officer on June 1, 2003 and expires on May 31, 2008, is described under “Compensation Discussion and Analysis — President and Chief Executive Officer Compensation” beginning on page 21. As it relates to termination events under the agreement, Mr. MacMillan’s benefits would be no different from those available to other U.S. employees participating in our benefits plans, except:

•	If Mr. MacMillan dies any unvested restricted stock would become fully vested.

•	If Mr. MacMillan is disabled, the long-term disability income plan would provide him up to 60% of his current salary until he reaches the annual plan maximum of $180,000.

•	If Mr. MacMillan is terminated by the Board without cause or he voluntarily terminates for good reason as defined in his employment agreement, he is entitled to receive accrued amounts of salary and bonus earned but not paid, prorated bonus for the fiscal year of termination, a lump sum payment that varies in amount based on the date of termination, the unvested portion of his restricted stock and continuation of benefits coverage, including medical, dental, vision, disability and group life insurance, for him and his family for 12 months.

Under programs available to all U.S. employee participants, regardless of the type of termination, Mr. MacMillan would receive vested amounts from the 401(k) and Supplemental Plans subject to the provisions of the Plans as well as payment for earned and unused vacation days for the year of termination. He would be able to exercise vested stock options for 30 days after termination. Unvested stock options would be forfeited in the case of resignation or termination for cause.

Assuming termination without cause or for good reason had occurred on December 31, 2007, the contractual payments Mr. MacMillan would have been eligible to receive are estimated to be $3,658,261, excluding the items listed in the preceding paragraph since these are available on a similar basis to other employees. The payment estimate consists of:

•	A contractually required lump sum payment of $1,050,000;

•	$1,098,300 in earned but unpaid bonus for fiscal 2007;

•	$15,561 for benefits coverage (12 months at 2008 benefits plans rates); and

•	Vesting of restricted stock with a value of $1,494,400 (20,000 shares at December 31, 2007 price of $74.72).

Income taxes owed by Mr. MacMillan on any termination payments would not be reimbursed or grossed-up under his contract. Mr. MacMillan’s contract includes provisions pertaining to confidentiality, non-disparagement and, for a two-year period following termination, non-competition and non-solicitation of Stryker customers and employees.

Mr. MacMillan’s agreement would require similar payments in the event of termination without cause or for good reason at any time prior to its expiration on May 31, 2008. After expiration of his employment agreement in 2008, potential severance payments to Mr. MacMillan would be determined in the same manner as described for Mr. Bergy, Mr. Johnson and Mr. Kemler under “Compensation Discussion and Analysis — Employment Agreements and Severance Policy” on page 20.

Potential Severance Payments to Other NEOs Upon Termination:  Severance payments under the Company’s discretionary severance policy that may cover Mr. Bergy, Mr. Johnson and Mr. Kemler, and compensation amounts due Mr. Cattani per his employment agreement, are described in “Compensation Discussion and Analysis — Employment Agreements and Severance Policy” on page 20. If the Company elected in light of the circumstances of termination to make full payments under the discretionary severance policy, the estimated value of severance payments that would be made to Mr. Bergy, Mr. Johnson, Mr. Kemler and Mr. Cattani, assuming a December 31, 2007 termination date, would be:

	Estimated Severance
Name	Payment ($)(1),(2)

Dean H. Bergy	216,667
Stephen Si Johnson	545,000
James E. Kemler	230,000
Luciano Cattani	529,544	(3)

(1)	Assumes 2007 salary rates and full years of service as of December 31, 2007 of 13, 27 and 12 years for Mr. Bergy, Mr. Johnson and Mr. Kemler, respectively. Future amounts paid at the time of an actual severance would vary from the figures in this table based on factors including termination date, termination event and circumstances, years of service, compensation rates at the time and various other factors and assumptions.

(2)	Values do not include payments or benefits that are available to all U.S. employees upon termination, such as payment of accrued salary and vacation pay, the ability to purchase COBRA coverage to continue participation in our health care benefits plans for a period of time, distributions from the 401(k) and Supplemental Plans and the ability to exercise any vested and unexercised stock options within 30 days of termination.

(3)	Calculated using an exchange rate of 1.3701 Dollars per Euro, the average of the 2007 monthly average exchange rates. Mr. Cattani’s agreement requires 12 months notice of termination by either party, which would require compensating him at the annual rates described in “Compensation Discussion and Analysis — Employment Agreements and Severance Policy” on page 20.

Mr. Bergy, Mr. Johnson and Mr. Kemler have agreed to Stryker’s confidentiality, non-competition and non-solicitation agreement. These agreements provide for potential monthly payments that compensate the individual for not competing in circumstances following termination if the individual is unable to be re-employed without competing, demonstrates efforts to find work that does not violate the non-compete provisions and meets certain other requirements. The agreement is effective for 12 months following termination of employment and requires monthly payment of 1/12th the total salary and incentive bonus (exclusive of benefits, stock options or awards, and any indirect or deferred compensation) paid in the 12 months preceding termination of employment less any compensation the individual has received or has the right to receive from Stryker or any other source during the 12 months following termination, including severance payments. The Company could be required to pay Mr. Bergy, Mr. Johnson and Mr. Kemler amounts totaling $539,755, $508,973 and $606,388, respectively, if we elected to enforce the non-compete provisions and they satisfied the other requirements. The amounts set forth for the NEOs have been reduced for the “Estimated Severance Payment” amounts in the table above, assume 2007 salary and bonus, a December 31, 2007 termination date and no reduction in payment due to other sources of compensation, including amounts received as a result of employment by a non-competitor. Actual future amounts to be paid would vary from the figures above based on factors including termination date, termination event and circumstances, years of service, compensation rates at the time, the Company’s decision whether to enforce the non-compete, compensation paid by future employers and other factors and assumptions.

Our 2007 stock option grants have the following treatment at various terminating events:

Reason for Employment Termination:	Vested Shares Exercisable:	Unvested Shares Are:

Death or Disability	For one year from termination	100% vested and exercisable for one year
Retirement(1)	Until original expiration date	100% vested and exercisable until original expiration date
Other Reasons	For 30 days from termination	Forfeited

(1)	Retirement is defined for purposes of our stock option plans as termination at or after age 65, or age 60 if the individual has been employed by us for ten years. In the event of retirement, unvested options become fully vested and are exercisable until the original expiration date. As of December 31, 2007, none of the NEOs met the age and service requirements for retirement as defined in the option plans.

Unvested stock options are forfeited in the cases of resignation or termination for cause. The timing of payment of certain amounts, for example the Supplemental Plan payments, are structured to comply with Internal Revenue Code Section 409A, which generally requires payments (other than grandfathered payments) to our NEOs to be made no earlier than six months following termination.

The Company does not pay for any form of post-retirement health care benefits to NEOs or any other employee.

Potential Payments Upon Certain Corporate Transactions:  Our 1998 Stock Option Plan does not specifically provide for acceleration of vesting on awards in the event of a change-in-control, although the Board could decide to do so. The 2006 Long-Term Incentive Plan, under which equity awards were first issued in February 2008, expressly permits the Compensation Committee at its sole discretion to accelerate vesting and take other actions on awards that it deems appropriate following a change-in-control.

As of December 31, 2007, each NEO holds the following unvested stock options from the 1998 Stock Option Plan that, at the discretion of the Board of Directors, could be vested upon the occurrence of a significant corporate transaction such as a merger or other business combination.

	Number of Shares Underlying	Unrealized Value of
Name	Unvested Options (#)	Unvested Options ($)(1)

Stephen P. MacMillan(2)	1,070,000	30,079,500
Dean H. Bergy	156,600	3,561,906
Stephen Si Johnson	233,000	5,403,250
James E. Kemler	216,000	4,974,320
Luciano Cattani	156,600	3,642,046

(1)	The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested options by the closing price of the stock as of December 31, 2007 ($74.72), less the exercise price of the unvested option grants.

(2)	Mr. MacMillan’s 2003 restricted stock award is not included since acceleration of vesting occurs only in instances of termination without cause or termination for good reason. Mr. MacMillan held 20,000 unvested restricted shares as of December 31, 2007 and the value of the shares was $1,494,400 assuming the December 31, 2007 stock price.

COMPENSATION OF DIRECTORS

Director Compensation

This table sets forth information regarding compensation paid during 2007 to directors who were not employees. Mr. MacMillan, who is an employee, does not receive any separate compensation as a director. His compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables included under “Executive Compensation” beginning on page 25.

	Fees Earned		All Other
	or Paid in	Option	Compensation
Name	Cash ($)(1)	Awards ($)(2)	($)(3)	Total ($)

John W. Brown	250,000	892,327	0	1,142,327
Howard E. Cox, Jr.	115,000	402,099	0	517,099
Donald M. Engelman, Ph.D.	115,000	402,099	108,450	625,549
Louise L. Francesconi	115,000	56,846	0	171,846
Jerome H. Grossman, M.D.	118,333	402,099	0	520,432
William U. Parfet	121,667	402,099	0	523,766
Ronda E. Stryker	115,000	150,507	0	265,507

(1)	Dr. Grossman served as Chair of the Audit Committee from January through April of 2007 and received an annual fee of $115,000 plus a prorated Chair fee of $3,333. Mr. Parfet became Chair of the Audit Committee in May 2007 and received an annual fee of $115,000 plus a prorated Chair fee of $6,667.

(2)	Amounts represent 2007 compensation cost based on FAS 123R values related to stock option awards during 2007 and prior years using the Black-Scholes option pricing model assumptions that are discussed in the narrative following the “2007 Grants of Plan-Based Awards” table on page 27. The following table sets forth the 2007 compensation cost recognized for 2007 awards or the portion of awards vesting in 2007 from prior grants as shown in the “Option Awards” column of the preceding table.

	2007	2006	2005	2004	2003	2002	Total
Name	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	($)

John W. Brown	168,630	140,590	27,920	235,480	243,040	76,667	892,327
Howard E. Cox, Jr.	168,630	140,590	27,920	26,912	30,380	7,667	402,099
Donald M. Engelman, Ph.D.	168,630	140,590	27,920	26,912	30,380	7,667	402,099
Louise L. Francesconi	29,510	27,336	—	—	—	—	56,846
Jerome H. Grossman, M.D.	168,630	140,590	27,920	26,912	30,380	7,667	402,099
William U. Parfet	168,630	140,590	27,920	26,912	30,380	7,667	402,099
Ronda E. Stryker	29,510	28,118	27,920	26,912	30,380	7,667	150,507

As required by SEC disclosure rules, the “Option Awards” column includes the total compensation cost to the Company for 2007 and prior year grants. Amounts for Mr. Brown for 2005 and prior years include the compensation cost of awards made while he was President and Chief Executive Officer, as well as a director. In 2007 and 2006, option grants to directors eligible for retirement based on age and service were fully expensed at grant, while grants to non-retirement-eligible directors (Ms. Francesconi and Ms. Stryker) are expensed ratably over the vesting period. We estimate the value of the 2007 stock option award of 7,700 shares to each director at $168,630 per director, regardless of accounting treatment or retirement eligibility.

(3)	Consulting fees paid to Dr. Engelman at the rate of $4,500 per day for services rendered in 2007.

The grant-date fair value based on FAS 123R of the stock option awards granted in 2007, the 2007 FAS 123R compensation cost recognized for 2007 grants and outstanding option awards at December 31, 2007 were:

	Grant-Date Fair Value	Compensation Cost	Option Awards
	based on FAS 123R of	Recognized for 2007	Outstanding at
Name	2007 Grants ($)	Grants ($)(1)	December 31, 2007 (#)

John W. Brown	168,630	168,630	774,200
Howard E. Cox, Jr.	168,630	168,630	122,200
Donald M. Engelman, Ph.D.	168,630	168,630	122,200
Louise L. Francesconi	168,630	29,510	16,200
Jerome H. Grossman, M.D.	168,630	168,630	122,200
William U. Parfet	168,630	168,630	122,200
Ronda E. Stryker	168,630	29,510	102,200

(1)	Amounts represent the 2007 FAS 123R compensation cost recognized by the Company for 2007 stock option awards. For directors who are retirement-eligible, full recognition of compensation cost at grant is required under FAS 123R accounting rules. Ms. Francesconi and Ms. Stryker are not retirement eligible.

Directors who are not employees received a fixed annual fee of $115,000 in 2007, with the Audit Committee Chair receiving an additional $10,000 annual fee. Mr. Brown, who served as non-executive Chairman of the Board, received a fixed annual fee of $250,000 in 2007. In 2008, the annual fee remains $115,000 and all Committee Chairs will receive an additional $10,000. Mr. Brown has requested that his fee as Chairman of the Board be reduced to the same level as that of the total director and committee fees received by Committee Chairs, which is $125,000. Dr. Engelman continues to serve as a consultant at the daily rate of $4,500 in 2008.

During 2007, we granted each outside director an option to purchase 7,700 shares of Common Stock, with an exercise price equal to the closing price on the day before the grant date. On February 12, 2008, each outside director was granted an option to purchase 7,400 shares, with an exercise price equal to the prior day’s closing price. Options to non-employee directors become exercisable at 20% per year over five years. Non-employee directors are subject to our stock ownership guidelines of five times annual retainer within five years of joining the Board. See “Compensation Discussion and Analysis — Executive and Non-Employee Director Stock Ownership Guidelines” on page 20.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board of Directors of Stryker Corporation. We serve in an oversight capacity and are not intended to be part of Stryker’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the Consolidated Financial Statements, the financial reporting process and internal control over financial reporting. Stryker’s independent registered public accounting firm is responsible for performing independent audits of the Consolidated Financial Statements and an audit of the Company’s internal control over financial reporting as of December 31, 2007. We monitor and oversee these processes. We also approve the selection and appointment of Stryker’s independent registered public accounting firm and recommend the ratification of such selection and appointment to the Board.

In this context, we met and held discussions with management and Ernst & Young LLP throughout the year and reported the results of our activities to the Board of Directors. We specifically did the following:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with Stryker’s management;

•	Discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

•	Received written disclosure regarding independence from Ernst & Young LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by:

William U. Parfet, Chair
Howard E. Cox, Jr.
Jerome H. Grossman

Members of the Audit Committee

PROPOSAL 1 — ELECTION OF DIRECTORS

Eight directors are to be elected to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. All of the nominees listed below are currently members of our Board of Directors. The nominees have consented to serve if elected and we have no reason to believe that any of them will be unable to serve. If any nominee becomes unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board or the number of directors constituting the full Board will be reduced to eliminate the vacancy.

The proxies will vote for the election of each of the nominees unless you indicate that your vote should be withheld for any or all of them. The Board of Directors recommends that shareholders vote FOR all nominees. Directors are elected by a plurality of the votes cast. Votes withheld from a nominee will not count against his or her election. However, in an election such as this where the only nominees are those recommended by the Board, any director who receives a greater number of votes withheld than votes for will be required to tender his or her resignation under the majority voting policy adopted by the Board as part of the Corporate Governance Guidelines. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act on the Governance and Nominating Committee’s recommendation no later than 90 days thereafter. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation and, if applicable, the reasons for rejecting the tendered resignation in a Form 8-K filed with the SEC. If one or more resignations are accepted by the Board, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.

The following information respecting the nominees for election as directors has been furnished by them.

Name, Age, Principal Occupation	Director
And Other Information	Since

John W. Brown, age 73	1977
Chairman of the Board of the Company, since 1981; President and Chief Executive Officer of the Company from February 1977 to June 2003; and Chief Executive Officer of the Company from June 2003 through December 2004. Also a director of St. Jude Medical, Inc., a medical device company, Gen-Probe, Inc., a manufacturer of nucleic tests to diagnose human diseases and screen human blood, and the American Business Conference, an association of mid-size growth companies, and Chairman, The Institute for Health Technology Studies.

Howard E. Cox, Jr., age 64	1974
Partner of Greylock and its affiliated venture capital partnerships since 1971.
Donald M. Engelman, Ph.D., age 67	1989
Eugene Higgins Professor of Molecular Biophysics and Biochemistry, Yale University, since 1979, with assignment to Yale College, the Graduate School and the Medical School. Also a trustee of Reed College and a member of the National Academy of Science since 1997.

Louise L. Francesconi, age 54	2006
President of Raytheon Missile Systems, a Raytheon Company business, which she has led since 1996. Also a member of the Tucson Medical Center HealthCare board of trustees.
Jerome H. Grossman, M.D., age 68	1982
Senior Fellow and Director of the Harvard/Kennedy School Health Care Delivery Policy Program at John F. Kennedy School of Government, Harvard University, since 2001. Chairman and Chief Executive Officer of Lion Gate Management Corporation, the holding company for a group of endeavors to advance the health care delivery system, since 1999. Also, Chairman Emeritus of New England Medical Center, Inc., where he served as Chairman and CEO from 1979 to 1995, honorary physician at the Massachusetts General Hospital and Adjunct Professor of Medicine at Tufts University School of Medicine. Also a trustee of Penn Medicine (University of Pennsylvania Medical School and Health System), Mayo Clinic Foundation and a director of Eureka Medical, Inc., a network serving medical inventors.

Name, Age, Principal Occupation	Director
And Other Information	Since

Stephen P. Macmillan, age 44	2005
President and Chief Executive Officer of the Company since January 2005; and President and Chief Operating Officer of the Company from June 2003 through December 2004. Prior to joining Stryker in June 2003, he was Sector Vice President, Global Specialty Operations of Pharmacia Corporation from December 1999. was President of Johnson & Johnson — Merck Consumer Pharmaceuticals from January to December 1999 and held other positions at Johnson & Johnson since 1989.

William U. Parfet, age 61	1993
Chairman and Chief Executive Officer of MPI Research, Inc., a drug safety and pharmaceutical development company, since 1999. Also a director of Monsanto Company, a provider of agricultural products that improve farm productivity, and Taubman Centers, Inc., a real estate development company.

Ronda E. Stryker, age 53	1984
Granddaughter of the founder of the Company and daughter of a former President of the Company. Also Vice Chair and a director of Greenleaf Trust, a bank, Vice Chair and trustee of Spelman College, and a trustee of Kalamazoo College and the Kalamazoo Community Foundation.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2008, subject to approval of the scope of the audit engagement and the estimated audit fees, which will be presented to the Committee at its July meeting. While not required, we are submitting the appointment to the shareholders as a matter of good corporate practice to obtain their views. The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required for ratification. The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our Company’s independent registered public accounting firm for 2008. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2008. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Stryker and its shareholders.

Relationship with Ernst & Young LLP

Ernst & Young LLP has acted in this capacity for many years. Ernst & Young LLP has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. We expect representatives of Ernst & Young LLP to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The fees billed by Ernst & Young LLP with respect to the years ended December 31, 2007 and 2006 were as follows:

	2007	2006

Audit Fees	$4,578,000	$4,363,000
Audit-Related Fees	226,000	132,000
Tax Fees	874,000	937,000

Audit Fees include amounts billed for the annual audit of our annual Consolidated Financial Statements, the audit of internal control over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q filed by us during each year, the completion of statutory audits required in certain foreign jurisdictions and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for audits of our employee benefits plans and general accounting consultations and services that are unrelated to the annual audit. Tax Fees include fees for tax compliance services and consultation on other tax matters. We expect that Ernst & Young LLP will provide similar non-audit services during the year 2008. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services performed by Ernst & Young LLP other than non-audit services that satisfy a de minimis exception provided by applicable law. In the event we wish to engage Ernst & Young LLP to perform non-audit services, management prepares a summary of the proposed engagement, detailing the nature of the engagement, the reasons why Ernst & Young LLP is the preferred provider of the services and the estimated duration and cost of the engagement. At the Audit Committee’s December meeting, certain recurring non-audit services and the proposed fees are reviewed and evaluated. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chair or, in his absence, any other member the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Committee. Any approval is reported to the full Committee at its next meeting.

PROPOSAL 3 — APPROVAL OF THE 2008 EMPLOYEE STOCK PURCHASE PLAN

On February 12, 2008, our Board of Directors adopted the 2008 Employee Stock Purchase Plan (the “Plan”), subject to shareholder approval. The purpose of the Plan is to encourage employee stock ownership, thus aligning employee interests with those of shareholders, and to enhance the ability of the Company to attract, motivate and retain qualified employees. We believe that the Plan offers a convenient means for our employees who might not otherwise own our Common Stock to purchase and hold shares. A copy of the Plan was filed with the SEC on February 28, 2008 as an exhibit to the Company’s Form 10-K and is available in the SEC Filings and Ownership Reports area of the Investor section of our website at www.stryker.com. A more complete understanding of the Plan’s terms is available by reading the Plan in its entirety.

Vote Required

We are seeking shareholder approval to qualify the Plan as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”) and the related regulations. Approval of the Plan requires the affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote on the proposal. Abstentions and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal. The Board of Directors recommends a vote FOR approval of the 2008 Employee Stock Purchase Plan.

Shares Subject to the Plan

The Plan covers an aggregate of 5,000,000 shares of our Common Stock. If any purchase right under the Plan terminates, is cancelled or expires without having been exercised in full, the underlying shares that were not purchased will again be available under the Plan. To prevent dilution or enlargement of the rights of participants under the Plan, appropriate adjustments will be made if any change is made to our outstanding Common Stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our Common Stock or its value. The closing price of a share of Common Stock on the NYSE on February 29, 2008 was $65.11

Plan Participants

As defined in the Plan, all employees of the Company and its subsidiaries, including officers and directors who are employees, are eligible to participate in the Plan, unless after the grant of purchase rights under the Plan, the employee would own Common Stock exceeding 5% of the total combined voting power or value of all outstanding capital stock of the Company (as calculated under the attribution rules in the Code). Members of the Board of Directors who are not employed as regular salaried officers or employees of the Company may not participate in the Plan. Participation in the Plan is voluntary and is dependent upon each eligible employee’s election to participate and his or her determination, subject to the Plan’s provisions, as to the desired level of participation. As of December 31, 2007, approximately 15,000 of our employees would have been eligible to participate in the Plan. Since participation is voluntary, the number of purchase periods is subject to the discretion of the Compensation Committee, and the purchase prices of shares under the Plan are in part a function of prevailing market prices of the Common Stock that vary from time to time, the benefits to be received by participants are not determinable.

Purchases Under the Plan

The Plan is administered by the Compensation Committee, which has broad power to make determinations under the Plan, to interpret the terms of the Plan and to establish rules and regulations for its administration. The Compensation Committee determines whether offers will be made and the beginning and ending dates of the related purchase periods. A purchase period may be not less than one month nor more than 27 months. The Compensation Committee determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per share of the Common Stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period. Such design, along with other factors, will permit the Plan to be within the “safe harbor” created for employee stock purchase plans in FAS 123R and will not require an accounting charge for the discount provided on purchases under the Plan. We anticipate initiating the Plan with monthly purchase periods, end of month purchase dates and a 5% discount from the closing price on the purchase date. The Committee may, however, modify at its discretion the discount, purchase period, purchase date and other aspects of the Plan design within the Plan parameters from time to time.

Prior to the first day of each purchase period, each participant will make an irrevocable election to participate during the purchase period. At the end of the purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the payroll deductions credited during the purchase period divided by the fair market value of a share at the end of the purchase period less the applicable discount. However, the number of shares purchased in a purchase period may in no event exceed the participant’s projected payroll deductions for the period divided by 50% of the fair market value of a share at the beginning of the purchase period. A participant may not purchase shares with a fair market value greater than $25,000 under the Plan in any calendar year.

Participants may purchase shares only by submitting an election form during the election period established by the Compensation Committee prior to the beginning of each purchase period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the Plan. After initial enrollment in the Plan, payroll deductions will continue from purchase period to purchase period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with the Company or becomes ineligible to participate in the Plan. The amounts deducted will be credited to the participant’s account under the Plan until the purchase date, but we will not pay any interest on the deducted amounts.

If sufficient shares are not available in any purchase period under the Plan, the available shares will be allocated pro rata among the participants in that purchase period in the same proportion that their base compensation bears to the total of the base compensations of all participants for that purchase period. Any amounts not applied to the purchase of Common Stock will be refunded to the participants after the end of the purchase period without interest.

If a participant ceases to be one of our employees for any reason, the Company will issue a check to the former employee or his or her estate, within a reasonable time after termination, in the amount of all payroll deductions collected from the participant and not used to purchase shares as of the termination date.

Restriction on Transfer

Unless otherwise permitted by the Compensation Committee, shares purchased under the Plan may not be sold, transferred or otherwise disposed of for 12 months after the end of the purchase period in which they were acquired. The right to acquire shares under the Plan is not transferable.

Amendment of the Plan

The Board of Directors may terminate the Plan at any time. No purchase period may begin after April 1, 2018. The Board may amend the Plan at any time, but no amendment may disqualify the Plan under Section 423 of the Code or Rule 16b-3 under the Securities Exchange Act of 1934, as amended, without shareholder approval. No amendment or termination will adversely affect any right to purchase shares that has been granted under the Plan without the consent of the participant.

United States Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences to the Company and to participants in the Plan based on the Code as currently in effect. This summary is necessarily general in nature, does not address individual income tax consequences for non-U.S. participants, or employment taxes, estate or gift taxes, or foreign, state or local tax consequences, and is not complete.

The Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code, under which neither the grant nor the exercise of rights to acquire Common Stock under the Plan is taxable to the participant or gives rise to a deduction for the Company. Amounts deducted from a participant’s compensation to purchase shares under the Plan are taxable to the participant in the year in which the amounts would otherwise have been received.

If a participant sells the shares acquired under the Plan more than two years after the beginning of the applicable purchase period and one year from the purchase date, the participant will recognize as ordinary income the lesser of the amount by which the fair market value of the shares when purchased exceeds the purchase price (i.e., the discount below fair market value) or the amount, if any, by which the fair market value of the shares at the time of the sale exceeds the purchase price. The participant’s tax basis in the purchased shares will increase by the amount recognized as ordinary income and any further gain recognized on the sale will be treated as capital gain. The Company will not be entitled to a deduction with respect to that sale.

If the participant sells the shares acquired under the Plan within two years after the beginning of the applicable purchase period or within one year of the purchase date, the participant will recognize ordinary income in the year of the sale, the amount of which generally will be the excess of the fair market value of the shares on the date the shares were purchased (i.e., the end of the applicable purchase period) over the purchase price for those shares. The participant’s tax basis will increase by the amount recognized as ordinary income and any further gain or loss realized upon the sale will be capital gain or loss. In general, the Company will be entitled to a tax deduction at the time of the sale in an amount equal to the ordinary income recognized by the participant. However, if the participant is one of our most highly compensated employees for purposes of Section 162(m) of the Code in the year of sale, no deduction will be available to us to the extent the participant’s total ordinary income during that year (other than compensation qualifying for Section 162(m) exemption) exceeds $1 million.

Information About Equity Compensation Plans

Set forth below is information with respect to equity compensation plans under which Common Stock of the Company was authorized for issuance as of December 31, 2007.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights (#)(1)	warrants and rights	first column) (#)(2)

Equity compensation plans approved by shareholders	24,829,638	$38.98	23,701,740

(1)	Options outstanding under our 1998 Stock Option Plan.

(2)	Includes our 1998 Stock Option Plan and 2006 Long-Term Incentive Plan, as well as our Performance Incentive Award Plan pursuant to which shares of Common Stock may be awarded to employees of the Company and its operating subsidiaries and divisions in recognition of outstanding performance and achievements in sales, research and development, operations and other areas.

There are no equity compensation plans that were not approved by shareholders.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2009 Annual Meeting

Under the rules of the SEC, if you would like to submit a proposal for inclusion in the proxy materials for our 2009 annual meeting, the proposal must be received by our Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 on or prior to November 14, 2008. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.

Under our By-Laws, which are available in the Corporate Governance area of the Investor section of our website at www.stryker.com or may be obtained by written request to our Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, certain procedures are provided that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before an annual meeting. These procedures require that notice of an intention to nominate a person for director and/or to bring an item of business before our 2009 annual meeting must be received in writing by our Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 no earlier than December 24, 2008 and no later than January 23, 2009. The notice must contain certain information about the shareholder making the proposal, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this proxy statement any failure by directors, officers and 10% holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were met during 2007.

Other Action

At this time, we do not know of any matter to be brought before the meeting other than those referred to above. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on any such matter.

Expenses of Solicitation

The cost of solicitation of proxies for the annual meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Thomas R. Winkel
Secretary

March 14, 2008

VOTE BY INTERNET - www.proxyvote.com
STRYKER CORPORATION C/O NATIONAL CITY BANK SHAREHOLDER SERVICES LOC 01-5352 P.O. BOX 94509 CLEVELAND, OH 44101-4509	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STRYK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR each of these nominees.

1.	Election of Directors: Nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	(1) John W. Brown	(5) Louise L. Francesconi
	(2) Howard E. Cox, Jr.	(6) Stephen P. MacMillan	☐	☐	☐
	(3) Donald M. Engelman	(7) William U. Parfet
	(4) Jerome H. Grossman	(8) Ronda E. Stryker

Vote On Proposals						For Against Abstain

The Board of Directors recommends a vote FOR Proposal 2.
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.						☐ ☐ ☐

The Board of Directors recommends a vote FOR Proposal 3.
3. Approval of the 2008 Employee Stock Purchase Plan.						☐ ☐ ☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717, so your shares will be represented at the Shareholders Meeting. If you vote by telephone or Internet, do not mail this proxy card.
Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting:
The Notice, Proxy Statement, our 2007 Annual Report and a link to the means to vote by Internet are available at www.stryker.com/investor/proxymaterials

ê Please fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 23, 2008
The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 14, 2008, hereby appoints JEROME H. GROSSMAN and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 23, 2008, or at any adjournment thereof, as set forth on the reverse side hereof and, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.
PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

VOTE BY INTERNET - www.proxyvote.com
STRYKER CORPORATION C/O VANGUARD 100 VANGUARD BLVD. MALVERN, PA 19355	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 20, 2008. Have your voter instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 20, 2008. Have your voter instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your voter instruction card and return it in the postage-paid envelope we have provided or return it to Vanguard, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STRYK3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS VOTER INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

Vote On Proposals	For Against Abstain

The Board of Directors recommends a vote FOR Proposal 3.

3. Approval of the 2008 Employee Stock Purchase Plan.	☐ ☐	☐

Please sign exactly as name appears above.

Signature [PLEASE SIGN WITHIN BOX]	Date

YOUR VOTE IS IMPORTANT
Please mark, sign and date this voter instruction card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Vanguard, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so your shares may be voted at the Shareholders Meeting on the question of approval of the 2008 Employee Stock Purchase Plan.
Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting:
The Notice, Proxy Statement, our 2007 Annual Report and a link to the means to vote by Internet are available at www.stryker.com/investor/proxymaterials

Instruction card must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

Voting Instructions for the Annual Meeting of Shareholders
As a participant in the Stryker Corporation Savings and Retirement Plans (the “Savings Plans”), you have the right to direct Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the Savings Plans, as to how to vote the shares of Stryker Corporation allocated to your individual account under the Savings Plans on the question of approval of the Employee Stock Purchase Plan. Your instructions to Vanguard will be tabulated confidentially. If you do not provide voting instructions to Vanguard within the prescribed time, the shares in your Plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which timely voting instructions have been received from other participants in the Plan.
Under the terms of the Savings Plan, you are not entitled to give Vanguard instructions as to how to vote on any other matters that are on the agenda for the Shareholder Meeting. On these matters, the shares of Stryker Common Stock held by the Savings Plan will be voted as directed by Stryker.
This Voter Instruction card, when properly executed, will be voted in the manner directed by the undersigned Plan participant. To instruct Vanguard how to vote, your voting instructions must be received by 11:59 p.m., Eastern Daylight Saving Time, on April 20, 2008.
PLEASE MARK, SIGN, AND DATE THIS VOTER INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

VOTE BY INTERNET - www.proxyvote.com
STRYKER CORPORATION C/O COMPUTERSHARE INVESTOR SERVICES P.O. BOX 43078 PROVIDENCE, RI 02940-3078
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Computershare, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STRYK5	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR each of these nominees.

1.	Election of Directors: Nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	(1) John W. Brown	(5) Louise L. Francesconi
	(2) Howard E. Cox, Jr.	(6) Stephen P. MacMillan	☐	☐	☐
	(3) Donald M. Engelman	(7) William U. Parfet
	(4) Jerome H. Grossman	(8) Ronda E. Stryker

Vote On Proposals						For Against Abstain

The Board of Directors recommends a vote FOR Proposal 2.

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.						☐ ☐ ☐

The Board of Directors recommends a vote FOR Proposal 3.

3. Approval of the 2008 Employee Stock Purchase Plan.						☐ ☐ ☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Computershare, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717, so your shares will be represented at the Shareholders Meeting. If you vote by telephone or Internet, do not mail this proxy card.
Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting:
The Notice, Proxy Statement, our 2007 Annual Report and a link to the means to vote by Internet are available at www.stryker.com/investor/proxymaterials

ê Please fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 23, 2008
The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 14, 2008, hereby appoints JEROME H. GROSSMAN and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 23, 2008, or at any adjournment thereof, as set forth on the reverse side hereof and, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.
PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)